Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of MAY 17, 2011

by and among

  SHIRE PHARMACEUTICALS INC.

(“Parent”),

ABH MERGER SUB INC.

(“Merger Sub”),

  ADVANCED BIOHEALING, INC.

(the “Company”),

  solely for the purposes of Section 2.7 and Articles III, IX and X, CANAAN VII L.P.

(the “Equityholders’ Representative”)

and,

  solely for the purposes of Section 10.17,

SHIRE PLC

(“Buyer Parent”)

i

ii

EXHIBITS

Exhibit A	–	Consent Agreement
Exhibit B	–	Escrow Agreement
Exhibit C	–	Letter of Transmittal
Exhibit D	–	Option Holder Letter

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement ”) is made and entered into as of May 17, 2011 by and among Shire Pharmaceuticals Inc., a Delaware corporation (“Parent”), ABH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Advanced BioHealing, Inc., a Delaware corporation (the “Company”), solely for the purposes of Section 2.7 and Articles III, IX and X, Canaan VII L.P., a Delaware limited partnership, as the Equityholders’ Representative, and solely for the purposes of Section 10.17, Shire plc, a public limited company incorporated under the laws of Jersey, Channel Islands (“Buyer Parent”). Parent, Merger Sub, the Company, solely for the purposes of Section 2.7 and Articles III, IX and X, the Equityholders’ Representative, and solely for the purposes of Section 10.17, Buyer Parent are referred to collectively herein as the “Parties.”

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders (the “Principal Stockholders”) are entering into a Consent Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Consent Agreement”), pursuant to which, among other things, immediately following the execution and delivery of this Agreement, the Principal Stockholders acting by written consent will approve and adopt this Agreement and the Merger,

WHEREAS, concurrently with the execution of this Agreement, Parent, the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Merger; and

WHEREAS, the Parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, audit, action, suit or proceeding, arbitral action, or criminal prosecution.

“Adjustment Amount” means the sum of the amounts (whether a positive or negative number) of the Closing Date Cash Adjustment, the Closing Date Indebtedness Adjustment and the Closing Date Working Capital Adjustment.

“Adverse Experience” means, with respect to any biologic, device, drug or product, any untoward medical occurrence in a patient or clinical investigation subject administered such biologic, device, drug or product, and which does not necessarily have a causal relationship with the treatment for which such biologic, device, drug or product is used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the biologic, device, drug or product or the worsening in severity of a pre-existing condition after administration of the biologic, device, drug or product, in each case whether or not related to the biologic, device, drug or product.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.

“Annual Bonus Program” means the annual bonus program as described on Section 2.8 of the Company Disclosure Schedule.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business” means the business and operations of the Company, as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cash Equivalents” means the sum of cash, cash equivalents and liquid investments, plus all deposited but uncleared bank deposits and cash held by counterparties, and less all outstanding checks and cash posted by counterparties, in each case of the Company, whether restricted or unrestricted.

“Closing Date Cash Adjustment” means (whether a positive or negative number) the amount of the Closing Date Cash as shown on the Closing Statement minus the Estimated Closing Date Cash.

“Closing Date Indebtedness Adjustment” means (whether a positive or negative number) the amount of the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness as shown on the Closing Statement.

“Closing Date Working Capital Adjustment” means (whether a positive or negative number) the amount of the Working Capital Adjustment as derived from the Closing Statement minus the Estimated Working Capital Adjustment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means (a)(i) initially, the Total Cash Equity Price assuming it is equal to the Estimated Total Cash Equity Price and, thereafter, as adjusted from time to time by any Excess Payment or any release of funds from the General Escrow Account or the Equityholders’ Representative Escrow Account to the Equityholders, plus (ii) the aggregate exercise price of all Company Options outstanding immediately prior to the Effective Time having an exercise price of less than the Option In-the-Money Amount, plus (iii) the aggregate exercise price of all Common Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Common

Warrant In-the-Money Amount, plus (iv) the aggregate exercise price of all Series B Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series B Warrant In-the-Money Amount, plus (v) the aggregate exercise price of all Series C Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C Warrant In-the-Money Amount, plus (vi) the aggregate exercise price of all Series C-1 Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C-1 Warrant In-the-Money Amount, less (b)(i) the Total Series A Preferred Merger Preference, less (ii) the Total Series B Preferred Merger Preference, less (iii) the Total Series C Preferred Merger Preference, less (iv) the Total Series C-1 Preferred Merger Preference.

“Common Per-Share Merger Consideration” means the Common Merger Consideration divided by the number of shares of Fully-Diluted Common Stock.

“Common Warrant In-the- Money Amount” means the amount, rounded to the nearest cent, determined by the Iterative Process, equal to the Common Per-Share Merger Consideration assuming that the Total Cash Equity Price is equal to the Estimated Total Cash Equity Price.

“Company Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, dated as of February 23, 2007, as amended by that certain Certificate of Amendment, dated as of September 6, 2007, and further amended by that certain Certificate of Amendment, dated as of December 22, 2008, and by that certain Certificate of Amendment, dated as of May 3, 2011.

“Company Employee” means any employee of the Company.

“Company Option Plan” means the Company’s 2004 Stock Option Plan.

“Company Options” means all outstanding options to purchase shares of Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan.

“Company Transaction Expenses” means (i) any fee or commission to any investment bank, broker or finder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the fees and disbursements payable by the Company to Bank of America Merrill Lynch referenced in Section 4.22; (ii) the fees and disbursements payable to legal counsel and accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; and (iii) all other expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent, dated as of May 3, 2011.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414 of the Code.

“Copyrights” means all copyright rights, whether registered or not, and registrations or applications for registration of copyrights filed with any Governmental Authority throughout the world, and any renewals or extensions thereof.

“Damages” means any Liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third Party Claim or a claim solely between the Parties hereto).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Stockholders” means holders of Company Capital Stock exercising appraisal rights pursuant to Section 262 of the DGCL.

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien, charge, hypothecation, adverse claim, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other encumbrance of any nature whatsoever.

“Environmental Law” means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the environment, health and safety (insofar as it relates to the exposure to hazardous substances), pollutants, contaminants, wastes, chemicals or any other environmental matter.

“Equityholder” means any holder of Company Capital Stock, Company Options or Warrants that is entitled to receive the applicable Merger Consideration, Option Payment or Warrant Payment under Section 2.6 and that has not perfected its appraisal rights pursuant to Section 3.2.

“Equityholders’ Representative Escrow Amount” means one million dollars ($1,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Escrow Agent” means JPMorgan Chase Bank, National Association, or such other escrow agent as reasonably agreed by Parent and the Company.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among the Equityholders’ Representative, the Escrow Agent named therein and Parent, substantially in the form of Exhibit B and with any changes reasonably required by the Escrow Agent.

“Escrow Amount” means the sum of the General Escrow Amount and the Equityholders’ Representative Escrow Amount.

“Estimated Balance Sheet” means the estimated balance sheet of the Company, as of the close of business on the day prior to the Closing Date prior to any purchase accounting adjustments and prepared in accordance with GAAP using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in preparing the Company Financial Statements.

“Estimated Total Cash Equity Price” means an amount equal to (a) the Total Cash Equity Price that would be payable if (i) the Estimated Closing Date Indebtedness was deemed to be the Closing Date Indebtedness, (ii) the Estimated Closing Date Cash was deemed to be the Closing Date Cash and (iii) the Estimated Working Capital Adjustment was deemed to be the Working Capital Adjustment (and as a result, there was no Shortfall Reduction or Excess Payment) less (b) the Escrow Amount.

“Estimated Working Capital Adjustment” means the Company’s estimate of the Working Capital Adjustment as derived from the Estimated Closing Statement and the calculation of Estimated Working Capital thereon

“FDA” means the United States Food and Drug Administration.

“Federal Healthcare Program” means Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program.

“Final Closing Statement” means the Closing Statement described in Section 2.7(b), as prepared by Parent (or, if Parent does not deliver the Closing Statement in accordance with Section 2.7(b), the Estimated Closing Statement) and, if applicable following a Notice of Disagreement submitted in accordance with Section 2.7(c), as subsequently adjusted to reflect any written agreement between the Equityholders’ Representative and Parent with respect thereto, or if submitted to the Arbitrator, the Closing Statement as amended or issued by the Arbitrator.

“Fully-Diluted Common Stock” means (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the number of shares of Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time having an exercise price of less than the Option In-the-Money Amount, plus (c) the number of shares of Common Stock (which may be fractional) issuable upon exercise of all Common Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Common Warrant In-the-Money Amount, plus (d) the number of shares of Common Stock (which may be fractional) into which the shares of Series A Preferred Stock outstanding immediately prior to the Effective Time are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (e) the number of shares of Common Stock (which may be fractional) into which the shares of Series B Preferred Stock outstanding immediately prior to the Effective Time are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (f) the number of shares of Common Stock (which may be fractional) into which the shares of Series B Preferred Stock (which may be fractional) issuable upon exercise of all Series B Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series B Warrant In-the-Money Amount are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (g) the number of shares of Common Stock (which may be fractional) into which the shares of Series C Preferred Stock outstanding immediately prior to the Effective Time are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (h) the number of shares of Common Stock (which may be fractional) into which the shares of Series C Preferred Stock (which may be fractional) issuable upon exercise of all Series C Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C Warrant In-the-Money Amount are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (i) the number of shares of Common Stock (which may be fractional) into which the shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time are convertible pursuant to the terms of the Company Certificate of Incorporation, plus (j) the number of shares of Common Stock (which may be fractional) into which the shares of Series C-1 Preferred Stock (which may be fractional) issuable upon exercise of all Series C-1 Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C-1 Warrant In-the-Money Amount are convertible pursuant to the terms of the Company Certificate of Incorporation.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3 and 4.22.

“GAAP” means generally accepted accounting principles in the United States.

“General Escrow Account” has the meaning set forth in the Escrow Agreement.

“General Escrow Amount” means thirty-seven million and five hundred thousand dollars ($37,500,000).

“Governmental Authority” means any government, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law including, without limitation, asbestos-containing materials, biomedical waste and petroleum, its derivatives and by-products.

“Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, investigation, removal, remediation, release, discharge, disposal, spill, leak, emission, or distribution of any Hazardous Material.

“HSR Act” means the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means: (a) any liability of such Person (i) for borrowed money (including the current portion thereof) and related accrued interest payable on such borrowings, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP for all or any part of the deferred purchase price of property or services (other than trade payables), and (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

“Intellectual Property” means all (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) trade secrets , (v) Know-How, (vi) domain names and domain name registrations, (vii) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (viii) any similar intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or licensed or leased by the Company pursuant to written agreement (excluding any public networks).

“Know-How” means information, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries, ideas and improvements, including manufacturing information and processes, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records and similar data and information.

“Knowledge of the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge of Kevin Rakin, Kevin O’Boyle, Dean Tozer, Keith O’Briant, Kathy McGee, Luke Albrecht and Andrea Loewen-Rodriguez.

“La Jolla Manufacturing Facility” means the manufacturing facility for Dermagraft, together with all related space leased or subleased by the Company, located at 10933 and 10931 North Torrey Pines, La Jolla, California.

“Law” means any statute, law (statutory, common or otherwise), ordinance, regulation, rule, code, treaty, judgment, order, permit, injunction or other requirement of any Governmental Authority of competent jurisdiction.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“ Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed, sublicensed or otherwise granted to the Company or for which the Company has obtained a covenant not to be sued.

“Material Adverse Effect” means (a) any change or effect that is, or would reasonably be expected to be, materially adverse to the business, assets, Liabilities, operations, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect resulting from any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the negotiation, execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith; (ii) conditions affecting the pharmaceutical or medical device industries or the biologic, device or regenerative medicine segments thereof, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in such industry or segments, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the substantially disproportionate effect on the Company; (iii) any changes or developments in financial, banking or securities markets (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market) or the United States economy in general; (iv) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (v) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (vi) any change in GAAP or applicable Laws (or interpretation thereof); (vii) any acts of God, calamities, acts of war or terrorism, or changes in national or international political or social conditions; (viii) any action required to be taken under applicable Laws; or (ix) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company to meet any projections or forecasts for any period; provided further, that (1) any Liability or Damage relating to any change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect and (2) any failure to achieve the clinical trial results necessary to gain or seek FDA approval for a venous leg ulcer indication for Dermagraft (“VLU Indication”) or otherwise failing to obtain FDA approval for the VLU Indication for any other reason shall not be considered a Material Adverse Effect; or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“MDR Reportable Event” means (a) an event that user facilities become aware of that reasonably suggests that a device has or may have caused or contributed to a death or Serious Injury, or (b) an event that manufacturers or importers become aware of that reasonably suggests that one of their marketed devices: (i) may have caused or contributed to a death or Serious Injury, or (ii) has malfunctioned and that the device or a similar device marketed by the manufacturer or importer would be likely to cause or contribute to a death or Serious Injury if the malfunction were to recur.

“Merger Consideration ” means the sum of (a) the Total Common Merger Consideration, plus (b) the Total Series A Preferred Merger Consideration, plus (c) the Total Series B Preferred Merger Consideration, plus (d) the Total Series C Preferred Merger Consideration, plus (e) the Total Series C-1 Preferred Merger Consideration.

“Option In-the-Money Amount” means the amount, rounded to the nearest cent, determined by the Iterative Process, equal to the Common Per Share Merger Consideration, as adjusted from time to time.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Patents” means all national and multinational statutory invention registrations, patents and patent applications issued by or filed with any Governmental Authority, or under any international treaty or convention, anywhere in the world, including, without limitation, all provisionals, nonprovisionals, divisions, continuations, continuations- in-part, revisions, extensions, reissues, reexaminations and supplementary protection certificates and the equivalents of any of the foregoing in any jurisdiction.

“Permit” means any license, franchise, permit, certificate, approval or other similar authorization from any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) liens for (A) current Taxes or assessments not yet due and payable or (B) Taxes being contested in good faith by appropriate proceedings (and for which in the case of clause (B) adequate accruals or reserves have been established on the Company Financial Statements); (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, in each case incurred in the ordinary course of business; (iii) Encumbrances that will be released and discharged at or prior to the Closing; (iv) Encumbrances identified on title policies or preliminary title reports provided to Parent prior to the date hereof; and (v) Encumbrances which would not reasonably be expected to, individually or in the aggregate, materially detract from the value or materially interfere with the present or intended use of the applicable asset or property.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Management Retention Bonuses” shall mean the bonuses to be paid to certain employees of the Company in accordance with the Management Retention Bonus Plan in an aggregate amount of eight million dollars ($8,000,000).

“Management Retention Bonus Plan” shall mean the Company Management Incentive Plan, dated as of the date hereof.

“Series A Preferred Per-Share Merger Consideration” means (a) the Series A Preferred Per-Share Merger Preference plus (b) (i) the Common Per-Share Merger Consideration multiplied by (ii) the number of shares of Common Stock (which may be fractional) into which one share of Series A Preferred Stock is convertible pursuant to the terms of the Company Certificate of Incorporation immediately prior to the Effective Time.

“Series A Preferred Per-Share Merger Preference” means, with respect to any share of Series A Preferred Stock, the “Series A Preference Amount” as defined in and calculated in accordance with the Company Certificate of Incorporation.

“Series B Preferred Per-Share Merger Consideration” means (a) the Series B Preferred Per-Share Merger Preference plus (b) (i) the Common Per-Share Merger Consideration multiplied by (ii) the number of shares of Common Stock (which may be fractional) into which one share of Series B Preferred Stock is convertible pursuant to the terms of the Company Certificate of Incorporation immediately prior to the Effective Time.

“Series B Preferred Per-Share Merger Preference” means, with respect to any share of Series B Preferred Stock, the “Series B Preference Amount” as defined in and calculated in accordance with the Company Certificate of Incorporation.

“Series B Warrant In-the-Money Amount” means the amount, rounded to the nearest cent, determined by the Iterative Process, equal to the Series B Preferred Per-Share Merger Consideration assuming that the Total Cash Equity Price is equal to the Estimated Total Cash Equity Price.

“Series C Preferred Per-Share Merger Consideration” means (a) the Series C Preferred Per-Share Merger Preference plus (b) (i) the Common Per-Share Merger Consideration multiplied by (ii) the number of shares of Common Stock (which may be fractional) into which one share of Series C Preferred Stock is convertible pursuant to the terms of the Company Certificate of Incorporation immediately prior to the Effective Time.

“Series C Preferred Per-Share Merger Preference” means, with respect to any share of Series C Preferred Stock, the “Series C Preference Amount” as defined in and calculated in accordance with the Company Certificate of Incorporation.

“Series C Warrant In-the-Money Amount” means the amount, rounded to the nearest cent, determined by the Iterative Process, equal to the Series C Preferred Per-Share Merger Consideration assuming that the Total Cash Equity Price is equal to the Estimated Total Cash Equity Price.

“Series C-1 Preferred Per -Share Merger Consideration” means (a) the Series C-1 Preferred Per-Share Merger Preference plus (b) (i) the Common Per-Share Merger Consideration multiplied by (ii) the number of shares of Common Stock (which may be fractional) into which one share of Series C-1 Preferred Stock is convertible pursuant to the terms of the Company Certificate of Incorporation immediately prior to the Effective Time.

“Series C-1 Preferred Per-Share Merger Preference” means, with respect to any share of Series C-1 Preferred Stock, the “Series C-1 Preference Amount” as defined in and calculated in accordance with the Company Certificate of Incorporation.

“Series C-1 Warrant In-the- Money Amount” means the amount, rounded to the nearest cent, determined by the Iterative Process, equal to the Series C-1 Preferred Per-Share Merger Consideration assuming that the Total Cash Equity Price is equal to the Estimated Total Cash Equity Price.

“Serious Adverse Event” means, with respect to any biologic, device, drug or product, any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, a congenital anomaly/birth defect or any other effect that may otherwise jeopardize the patient or may require intervention to prevent one of the aforementioned outcomes.

“Serious Injury” means, with respect to a medical device, an injury or illness that (a) is life-threatening, (b) results in permanent impairment of a body function or permanent damage to a body structure, or (c) necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.

“Shared Company Transaction Expenses” means an amount equal to the lesser of (i) fifty percent (50%) of the Company Transaction Expenses and (ii) ten million dollars ($10,000,000).

“Subsidiary” means, when used with respect to any Person, any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax.

“Total Cash Equity Price” means an amount equal to the sum of (a) seven hundred and fifty million dollars ($750,000,000), minus (b) Closing Date Indebtedness, plus (c) Closing Date Cash, plus or minus (as applicable) (d) the Working Capital Adjustment, plus (e) the Shared Company Transaction Expenses.

“Total Common Merger Consideration” means (a) the Common Per-Share Merger Consideration multiplied by (b) the number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Total Series A Preferred Merger Consideration” means (a) the Series A Preferred Per-Share Merger Consideration multiplied by (b) the number of shares of Series A Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time.

“Total Series A Preferred Merger Preference” means (a) the Series A Preferred Per-Share Merger Preference multiplied by (b) the number of shares of Series A Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time.

“Total Series B Preferred Merger Consideration” means (a) the Series B Preferred Per-Share Merger Consideration multiplied by (b) the number of shares of Series B Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time.

“Total Series B Preferred Merger Preference” means (a) the Series B Preferred Per-Share Merger Preference multiplied by (b) the sum of (i) the number of shares of Series B Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time and (ii) the number of shares of Series B Preferred Stock (which may be fractional) issuable upon exercise of all Series B Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series B Warrant In-the-Money Amount.

“Total Series C Preferred Merger Consideration” means (a) the Series C Preferred Per-Share Merger Consideration multiplied by (b) the number of shares of Series C Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time.

“Total Series C Preferred Merger Preference” means (a) the Series C Preferred Per-Share Merger Preference multiplied by (b) the sum of (i) the number of shares of Series C Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time and (ii) the number of shares of Series C Preferred Stock (which may be fractional) issuable upon exercise of all Series C Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C Warrant In-the-Money Amount.

“Total Series C-1 Preferred Merger Consideration” means (a) the Series C-1 Preferred Per-Share Merger Consideration multiplied by (b) the number of shares of Series C-1 Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time.

“Total Series C-1 Preferred Merger Preference” means (a) the Series C-1 Preferred Per-Share Merger Preference multiplied by (b) the sum of (i) the number of shares of Series C-1 Preferred Stock outstanding (and not converted to Common Stock) immediately prior to the Effective Time and (ii) the number of shares of Series C-1 Preferred Stock (which may be fractional) issuable upon exercise of all Series C-1 Warrants outstanding immediately prior to the Effective Time having an exercise price of less than the Series C-1 Warrant In-the-Money Amount.

“Trademarks” means all trademarks, service marks, trade dress, logos, trade names, brand names, certification marks, corporate names and other indications of origin, whether registered or not, in any jurisdiction, all goodwill associated with the foregoing, and all registrations and applications for registration of the foregoing registered or filed with any Governmental Authority throughout the world.

“Working Capital” means the amount (positive or negative) equal to (a) the Company’s accounts receivable, pre-paid expenses and inventory as of the Closing (each as determined in accordance with GAAP and on a basis consistent with the preparation of the Company Financial Statements) minus (b) the Company’s accounts payable and accrued expenses as of the Closing (each as determined in accordance with GAAP and on a basis consistent with the preparation of the Company Financial Statements) minus (c) to the extent not included in clause (b), an amount equal to the aggregate Pro-Rata Bonuses (which are to be paid by the Surviving Corporation after the Closing in accordance with Section 2.8); provided, that the amount of Working Capital shall exclude (i) all Indebtedness, (ii) all Company Transaction Expenses

and Management Retention Bonuses and (iii) all current and deferred tax assets or liabilities in respect of federal or state income taxes.

“Working Capital Adjustment” means the number (positive or negative) calculated on the basis of the Working Capital as follows:

(a) If the Working Capital exceeds twenty-seven million eight hundred and twenty thousand dollars ($27,820,000), then the Working Capital Adjustment shall be a positive number equal to such excess.

(b) If the Working Capital is equal to twenty-seven million eight hundred and twenty thousand dollars ($27,820,000), then the Working Capital Adjustment shall be equal to zero.

(c) If the Working Capital is less than twenty-seven million eight hundred and twenty thousand dollars ($27,820,000), then the Working Capital Adjustment shall be equal to a negative number equal to such deficit.

SECTION 1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Agreement	Preamble
Alternative Proposal	6.8(b)
Arbitrator	2.7(d)
Audited Company Financial Statements	4.6(a)
Balance Sheet Date	4.6(a)
Benefits Continuation Period	6.6(c)
Buyer Guaranteed Obligations	10.17
Buyer Parent	Preamble
Certificates	3.1(b)
Certificate of Merger	2.4
Closing	2.3
Closing Balance Sheet	2.7(b)
Closing Date	2.3
Closing Date Cash	2.7(a)
Closing Date Indebtedness	2.7(a)
Closing Option Payments	2.6(d)
Closing Statement	2.7(b)
Collaborative Partners	4.13(c)
Common Stock	2.6(a)(i)
Common Warrant	2.6(e)(i)
Common Warrant Payment	2.6(e)(i)
Company	Preamble
Company Benefit Plans	4.17(a)
Company Bylaws	4.2(a)
Company Capital Stock	2.6(a)
Company Cure Period	8.1(d)
Company Disclosure Schedule	Article IV

Term	Section
Company Financial Statements	4.6(a)
Company Indemnified Parties	6.5(a)
Company Regulatory Filings	4.13(a)
Consent Agreement	Recitals
Continuing Employees	6.6(a)
Current Balance Sheet	4.6(a)
DOJ	6.4(b)
Effective Time	2.4
Equityholder Indemnified Parties	9.2(b)
Equityholders' Representative	10.1(a)
Equityholders' Representative Escrow Account	3.3
Escrow Termination Date	9.1
Estimated Closing Date Cash	2.7(a)
Estimated Closing Date Indebtedness	2.7(a)
Estimated Closing Statement	2.7(a)
Estimated Working Capital	2.7(a)
Excess Parachute Payments	6.10(a)(i)
Excess Parachute Waiver	6.10(a)(i)
Excess Payment	2.7(e)
Exchange Agent	3.1(a)(i)
Exchange Fund	3.1(a)(i)
FDA Permits	4.13(a)
Final Settlement Date	2.7(c)
Form S-1	4.6(b)
FTC	6.4(b)
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Information Statement	6.11
Iterative Process	2.9(a)
Leased Real Property	4.14(a)
Letter of Transmittal	3.1(b)
Material Contract	4.16(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Disagreement	2.7(c)
Option Payment	2.6(d)
Option Holder Letter	2.6(d)
Outside Date	8.1(b)
Parent	Preamble
Parent Cure Period	8.1(e)
Parent Indemnified Parties	9.2(a)
Parent Subsidiaries	5.5
Parent Warranty Breaches	9.2(b)
Parties	Preamble
Pre-Closing Period	6.1(a)
Preferred Stock	2.6(a)

Term	Section
Principal Stockholders	Recitals
Pro-Rata Bonus	2.8
Registered IP	4.15(g)
Required Company Stockholder Approval	4.1(b)
SEC	6.8(a)(v)
Sellers' Counsel	10.16
Series A Preferred Stock	2.6(a)(ii)
Series B Preferred Stock	2.6(a)(iii)
Series B Warrant	2.6(e)(ii)
Series B Warrant Payment	2.6(e)(ii)
Series C Preferred Stock	2.6(a)(iv)
Series C Warrant	2.6(e)(iii)
Series C Warrant Payment	2.6(e)(iii)
Series C-1 Preferred Stock	2.6(a)(v)
Series C-1 Warrant	2.6(e)(iv)
Series C-1 Warrant Payment	2.6(e)(iv)
Shortfall Reduction	2.7(e)(i)(A)
Social Security Act	4.13(j)
Surviving Corporation	2.1
Terminating Company Breach	8.1(d)
Terminating Parent Breach	8.1(e)
Third Party Claim	9.6(a)
Threshold	9.2(a)
280G Shareholder Approval Requirements	6.10(a)(i)
Unaudited Company Financial Statements	4.6(a)
WARN	4.18(d)
Warrant Payments	2.6(e)
Warrants	2.6(e)

SECTION 1.3 Determination of Pro Rata Amounts Hereunder. For the purposes of this Agreement and the Escrow Agreement, the pro rata portion of the General Escrow Amount or the Equityholders’ Representative Escrow Amount (or any distribution from the General Escrow Account or the Equityholders’ Representative Escrow Account) attributed to any share of Common Stock or Preferred Stock or any Company Option or Warrant shall be calculated based upon the Iterative Process (and, if applicable, whether any additional Company Options or Warrants would be “in-the-money”) and (i) in the case of each share of Common Stock and each share of Common Stock that is issuable upon the exercise of a Company Option or a Common Warrant, the ratio (expressed as a decimal) of (A) one, divided by (B) the number of shares of Fully-Diluted Common Stock, (ii) in the case of each share of Preferred Stock, the ratio of (A) the number of shares of Common Stock (which may be a fractional number) into which such share of Preferred Stock is convertible, divided by (B) the number of shares of Fully-Diluted Common Stock, and (iii) in the case of each Warrant (other than a Common Warrant), the ratio of (A) the number of shares of Common Stock (which may be a fractional number) into which the shares of the applicable Preferred Stock (which may be a fractional number) issuable upon exercise of such Warrants are convertible divided by (B) the number of shares of Fully-Diluted Common Stock.

ARTICLE II.
THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

SECTION 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties hereto, which date shall be no later than three (3) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived in accordance with the terms of this Agreement (other than those conditions which, by their terms, are to be satisfied at the Closing), or at such other location, time and date as the Parties hereto agree in writing (such date hereinafter, the “Closing Date”).

SECTION 2.4 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time at which the Merger becomes effective, the “Effective Time”).

SECTION 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law; provided, that such certificate of incorporation shall reflect as of the Effective Time “Advanced BioHealing, Inc.” as the name of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by the certificate of incorporation of the Surviving Corporation and applicable Law.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Conversion of Securities; Treatment of Company Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or the holder of any shares of Company Capital Stock:

(a) Conversion of Company Capital Stock.  Subject to Section 3.2 and Section 3.3, (i) each share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.6(b) and any shares of Common Stock which are held by Dissenting Stockholders) shall be converted into the right to receive the Common Per-Share Merger Consideration in cash, payable to the holder thereof, without interest, (ii) each share of Series A Preferred Stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be canceled pursuant to Section 2.6(b) and any shares of Series A Preferred Stock which are held by Dissenting Stockholders) shall be converted into the right to receive the Series A Preferred Per-Share Merger Consideration in cash, payable to the holder thereof, without interest, (iii) each share of Series B Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be canceled pursuant to Section 2.6(b) and any shares of Series B Preferred Stock which are held by Dissenting Stockholders) shall be converted into the right to receive the Series B Preferred Per-Share Merger Consideration in cash, payable to the holder thereof, without interest, (iv) each share of Series C Preferred Stock, par value $0.001 per share, of the Company (“Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.6(b) and any shares of Series C Preferred Stock which are held by Dissenting Stockholders) shall be converted into the right to receive the Series C Preferred Per-Share Merger Consideration, payable to the holder thereof, without interest and (v) each share of Series C-1 Preferred Stock, par value $0.001 per share, of the Company (“Series C-1 Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series C-1 Preferred Stock to be canceled pursuant to Section 2.6(b) and any shares of Series C-1 Preferred Stock which are held by Dissenting Stockholders) shall be converted into the right to receive the Series C-1 Preferred Per-Share Merger Consideration in cash, payable to the holder thereof, without interest.  All such shares of Common Stock and Preferred Stock (collectively, the “Company Capital Stock”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the portion of the Merger Consideration payable therefor.  Certificates previously representing shares of Company Capital Stock shall be exchanged for the portion of the Merger Consideration payable in respect of such Certificates upon the surrender of such Certificates in accordance with the provisions of Section 3.1.

(b) Cancellation of Certain Shares. Each share of Company Capital Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, or in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation, which shall constitute the only issued and outstanding equity interests of the Surviving Corporation.

(d) Treatment of Company Options.  Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised Company Option shall become fully vested and exercisable and shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of such cancellation, payments in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Common Stock previously subject to such Company Option multiplied by (ii) the amount by which the Option In-The-Money Amount, calculated as of the Effective Time and recalculated, if applicable, in connection with any recalculation of the Common Merger Consideration, exceeds the exercise price of such Company Option (for the avoidance of doubt, without duplication of any amounts previously paid to holders of such Company Options in accordance herewith).  Any such amount payable hereunder with respect to any Company Option shall be referred to as an “Option Payment”, and the aggregate of all such amounts payable hereunder shall be referred to as the “Option Payments”.  At or prior to the Effective Time, Parent will make available to the Surviving Corporation the cash to be delivered in respect of the Option Payments based on the calculation of the Common Merger Consideration at the Effective Time (the “Closing Option Payments”).  Option Payments following the Effective Time shall be made on or about the same dates, and subject to the same terms, as payments of the Merger Consideration to the holders of Company Capital Stock.  Any Company Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the applicable Option Payments in accordance with this Section 2.6(d), which for the avoidance of doubt includes the right to receive payments in connection with any Excess Payment or any release of funds from the General Escrow Account or the Equityholders’ Representative Escrow Account.  At the Effective Time, all Company Option Plans shall be terminated and no further Company Options shall be granted thereunder.  The Company will use commercially reasonable efforts to cause each holder of Company Options to enter into a written agreement effectuating the foregoing, and the payment of the Option Payment to each holder of Company Options shall be subject to such holder’s execution and delivery of such agreement in the form attached hereto as Exhibit D (such agreement, an “Option Holder Letter”).

(e) Treatment of Warrants.  Prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, at the Effective Time, (i) each unexpired and unexercised warrant to purchase shares of Common Stock (the “Common Warrants”) pursuant to a contract or agreement to which the Company is a party shall, immediately prior to its termination in accordance with its terms at the Closing, be cancelled and, in exchange therefor, each former holder of any such cancelled Common Warrant shall be converted into a right to receive, in consideration of such cancellation, (a) a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount equal to the product of (1) the total number of shares of Common Stock subject to such Common Warrant multiplied by (2) the Common Per-Share Merger Consideration less the exercise price per share of Common Stock subject to such Common Warrant (any such amount payable hereunder with respect to any such Common Warrant being referred to as a “Common Warrant Payment”, and the aggregate of all such amounts payable hereunder being referred to as the “Common Warrant Payments”), and (b) the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3, (ii) each unexpired and unexercised warrant to purchase shares of Series B Preferred Stock (the “Series B Warrants”) pursuant to a contract or agreement to which the Company is a party shall, immediately prior to its termination in accordance with its terms at the Closing, be cancelled and, in exchange therefor, each former holder of any such cancelled Series B Warrant shall be converted into a right to receive, in consideration of such cancellation, (a) a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount equal to the product of (1) the total number of shares of Series B Preferred Stock subject to such Series B Warrant multiplied by (2) the Series B Preferred Per-Share Merger Consideration less the exercise price per share of Series B Preferred Stock subject to such Series B Warrant (any such amount payable hereunder with respect to any such Series B Warrant being referred to as a “Series B Warrant Payment”, and the aggregate of all such amounts payable hereunder being referred to as the “Series B Warrant Payments”), and (b) the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3, (iii) each unexpired and unexercised warrant to purchase shares of Series C Preferred Stock (the “Series C Warrants”) pursuant to a contract or agreement to which the Company is a party shall, immediately prior to its termination in accordance with its terms at the Closing, be cancelled and, in exchange therefor, each former holder of any such cancelled Series C Warrant shall be converted into a right to receive, in consideration of such cancellation, (a) a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount equal to the product of (1) the total number of shares of Series C Preferred Stock subject to such Series C Warrant multiplied by (2) the Series C Preferred Per-Share Merger Consideration less the exercise price per share of Series C Preferred Stock subject to such Series C Warrant (any such amount payable hereunder with respect to any such Series C Warrant being referred to as a “Series C Warrant Payment”, and the aggregate of all such amounts payable hereunder being referred to as the “Series C Warrant Payments”), and (b) the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3, and (iv) each unexpired and unexercised warrant to purchase shares of Series C-1 Preferred Stock (the “Series C-1 Warrants” and, together with the Common Warrants, the Series B Warrants and the Series C Warrants, the “Warrants”) pursuant to a contract or agreement to which the Company is a party shall, immediately prior to its termination in accordance with its terms at the Closing, be cancelled and, in exchange therefor, each former holder of any such cancelled Series C-1 Warrant shall be converted into a right to receive, in consideration of such cancellation, (a) a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld) in an amount equal to the product of (1) the total number of shares of Series C-1 Preferred Stock subject to such Series C-1 Warrant multiplied by (2) the Series C-1 Preferred Per-Share Merger Consideration less the exercise price per share of Series C-1 Preferred Stock subject to such Series C-1 Warrant (any such amount payable hereunder with respect to any such Series C-1 Warrant being referred to as a “Series C-1 Warrant Payment”, and the aggregate of all such amounts payable hereunder being referred to as the “Series C-1 Warrant Payments” and, together with the Common Warrant Payments, the Series B Warrant Payments and the Series C Warrant Payments, the “Warrant Payments”), and (b) the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3.  All such Warrants shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such Warrants shall thereafter represent the right to receive the Warrant Payment payable therefor and the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3.  Certificates previously representing Warrants shall be exchanged for the Warrant Payment payable in respect of such Certificates, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.1.

SECTION 2.7  Total Cash Equity Price Adjustments

(a) Estimated Closing Statement.  The Company shall deliver to Parent, no later than three (3) Business Days prior to the Closing, a statement (the “Estimated Closing Statement”) setting forth good faith estimates of (i) the Working Capital and Estimated Working Capital Adjustment, (ii) the Indebtedness of the Company on the Closing Date but immediately prior to the Closing (the “Closing Date Indebtedness”), (iii) the Cash Equivalents on hand at the Company on the Closing Date but immediately prior to the Closing (the “Closing Date Cash”), (iv) the Company Transaction Expenses, (v) the Estimated Balance Sheet and (vi) the Estimated Total Cash Equity Price.  For the avoidance of doubt, these estimates (and the calculations resulting therefrom) shall take into account, (x) in the case of and as a reduction to Closing Date Cash, the payment in cash of the Company Transaction Expenses and the Management Retention Bonuses, at or prior to Closing, as contemplated by Section 2.8 and (y) in the case of the Working Capital, an accrual for the aggregate Pro-Rata Bonuses to be paid by the Surviving Corporation after the Closing in accordance with Section 2.8.  The estimates of Working Capital, Closing Date Indebtedness and Closing Date Cash provided in the Estimated Closing Statement are referred to herein as the “Estimated Working Capital”, the “Estimated Closing Date Indebtedness” and the “Estimated Closing Date Cash”, respectively.  The Company shall also deliver to Parent (1) its calculations of the following (each determined in accordance with the definitions thereof as of the Closing and based on the Estimated Total Cash Equity Price): Common Merger Consideration, Common Per-Share Merger Consideration, Fully-Diluted Common Stock, Merger Consideration, Option In-the Money Amount, Common Warrant In-the-Money Amount, Series B Warrant In-the-Money Amount, Series C Warrant In-the-Money Amount, Series C-1 Warrant In-the-Money Amount, Series A Preferred Per-Share Merger Consideration, Series B Preferred Per-Share Merger Consideration, Series C Preferred Per-Share Merger Consideration, Series C-1 Preferred Per-Share Merger Consideration, Total Common Merger Consideration, Total Series A Preferred Merger Consideration, Total Series A Preferred Merger Preference, Total Series B Preferred Merger Consideration, Total Series B Preferred Merger Preference, Total Series C Preferred Merger Consideration, Total Series C Preferred Merger Preference, Total Series C-1 Preferred Merger Consideration and Total Series C-1 Preferred Merger Preference and (2) a detailed schedule setting forth (A) the name of each Equityholder, (B) the number of shares of Common Stock, Preferred Stock, Options and Warrants held by each such Equityholder, and (C) based on the calculations described above, the portion of the Merger Consideration, Option Payments and Warrant Payments to be received by each such Equityholder.

(b) Closing Statements. Within sixty (60) days following the Closing Date, Parent will prepare and deliver to the Equityholders’ Representative an unaudited balance sheet of the Company as of the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth the Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Adjustment Amount, in each case, as reflected on and derived from the Closing Balance Sheet, and the Total Cash Equity Price. The Closing Balance Sheet and Closing Statement shall be prepared in accordance with GAAP using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in preparing the Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth an example of the calculation of the Working Capital, Closing Date Indebtedness and Closing Date Cash as of June 30, 2011. The Working Capital, Closing Date Indebtedness, Closing Date Cash and Adjustment Amount set forth on the Closing Working Capital Statement shall be derived from the Closing Balance Sheet using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in the calculation set forth on Section 2. 7 of the Company Disclosure Schedule. In the event Parent does not deliver the Closing Balance Sheet and Closing Statement to the Equityholders’ Representative within sixty (60) days following the Closing Date, the Estimated Balance Sheet and Estimated Closing Statement shall be deemed to be final and binding on the Parties and the Estimated Closing Statement shall be deemed to be the Final Closing Statement for all purposes hereunder.

(c) Notice of Disagreement.  The Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is forty-five (45) days following receipt thereof by the Equityholders’ Representative unless the Equityholders’ Representative gives written notice of its disagreement (“Notice of Disagreement”) to Parent prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted and any portion of the Closing Statement not subject to any disagreement shall be deemed to be final as set forth in the Closing Statement.  If a Notice of Disagreement is received by Parent in a timely manner, then the Closing Statement (as revised in accordance with Section 2.7(d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which the Equityholders’ Representative and Parent agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Final Closing Statement is issued by the Arbitrator.

(d) Final Closing Statement.  During the first twenty (20) days following the date upon which Parent receives a Notice of Disagreement, the Equityholders’ Representative and Parent shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such twenty (20) day period (or earlier by mutual agreement to arbitrate) Parent and the Equityholders’ Representative have not reached agreement on such matters, the matters that remain in dispute may be submitted to Grant Thornton LLP (the “Arbitrator”) by either Party for review and resolution.  If Grant Thornton LLP is unable to serve as the “Arbitrator” hereunder, the Arbitrator shall be a internationally recognized independent public accounting firm agreed upon by Parent and the Equityholders’ Representative in writing.  As promptly as practicable (but in no event more than thirty (30) days) after the retention of the Arbitrator, Parent and the Equityholders’ Representative shall each prepare and submit a presentation to the Arbitrator.  As soon as practicable (but in no event more than thirty (30) days) thereafter, the Arbitrator shall determine the amount of each item in dispute and prepare a Final Closing Statement and calculation of Working Capital, Closing Date Indebtedness and Closing Date Cash in accordance with the principles in this Section 2.7, which shall include an explanation in writing of the Arbitrator’s reasons for the determinations set forth therein.  The Arbitrator shall act as an arbitrator and shall address only those items in dispute and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  The decision of the Arbitrator shall be final and binding on the Parties.  The costs, fees and expenses of the Arbitrator in connection with the Arbitrator’s review pursuant to this Section 2.7(d) (including reasonable attorney’s fees of the Arbitrator) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders out of the Equityholders’ Representative Escrow Account.  Each of Parent and the Equityholders’ Representative shall pay its own costs, fees and expenses (including attorney’s fees) in connection with the Arbitrator’s review pursuant to this Section 2.7(d), without right of reimbursement from such other Party; provided, that such costs, fees and expenses of the Equityholders’ Representative  (up to a maximum of one million dollars ($1,000,000)), including any amounts payable to the Arbitrator out of the Equityholders’ Representative Escrow Account pursuant to the previous sentence) shall be paid out of the Equityholders’ Representative Escrow Account.

(e) Final Settlement and Adjustment to Total Cash Equity Price.

(i) (A) If the Adjustment Amount as derived from the Final Closing Statement is a negative number, then the Total Cash Equity Price shall be decreased by an amount, not to exceed the amount held in the General Escrow Account, equal to such Adjustment Amount as derived from the Final Closing Statement (“Shortfall Reduction”) and (B) if the Adjustment Amount as derived from the Final Closing Statement is a positive number, then the Total Cash Equity Price shall be increased by an amount equal to such Adjustment Amount (“Excess Payment”).

(ii)  Any Shortfall Reduction or Excess Payment described in clause (A) or (B)  in Section 2.7(e)(i) shall be paid not later than three (3) Business Days after the Final Settlement Date (1) in the case of an Excess Payment, by Parent by wire transfer of immediately available funds to the Exchange Agent to be added to the Exchange Fund for the benefit of, and to be distributed to, the Equityholders in accordance with Section 3.1, or (2) in the case of a Shortfall Reduction, out of the General Escrow Account by the Equityholders’ Representative and Parent sending a joint written instruction to the Escrow Agent to disburse funds in the amount of the Shortfall Reduction out of the General Escrow Account to Parent; provided, that the amount of any such payment shall not exceed the General Escrow Amount.

(f)  Cooperation.  For the purposes of complying with the terms set forth in this Section 2.7, each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may reasonably be required in connection with the preparation and analysis of the Closing Balance Sheet and Closing Statement and the resolution of any disputes related thereto.

(g) Adjustment to Total Cash Equity Price. Any Shortfall Reduction payable pursuant to this Section 2.7 shall be deemed to be an adjustment to the Total Cash Equity Price.

SECTION 2.8 Payment of Company Transaction Expenses; Pro-Rata Bonuses. At or prior to the Closing, the Company shall pay (x) the Company Transaction Expenses and (y) the Management Retention Bonuses to each Company Employee eligible under the Management Retention Bonus Plan, as determined in accordance with the Management Retention Bonus Plan by the Company. Within five (5) Business Days after Closing, the Surviving Corporation shall pay to each Company Employee eligible to receive an annual bonus pursuant to the Annual Bonus Program a pro-rata annual bonus (“Pro-Rata Bonus”) in an amount equal to the product of (i) the Company Employee’s target annual bonus under the Annual Bonus Program with respect to the fiscal year in which the Closing occurs and (ii) the ratio of (A) the number of days elapsed during the period beginning on the first day of the Company’s fiscal year in which the Closing occurs and ending on the Closing Date to (B) 365.

SECTION 2.9  Calculations and Iterative Process.

(a) Section 2.9 of the Company Disclosure Schedule sets forth for illustrative purposes a sample calculation of the allocation of the Merger Consideration, Option Payments and Warrant Payments among the Equityholders that gives effect to the provisions of this Agreement based on the assumptions set forth therein. Such calculation shall use an iterative process (the “Iterative Process”) to determine which Company Options and Warrants are “in-the-money” based on the applicable exercise price of the Company Options and Warrants in conjunction with the calculation of the following amounts and definitions: Common Merger Consideration, Common Per-Share Merger Consideration, Fully-Diluted Common Stock, Merger Consideration, Option In-the-Money Amount, Common Warrant In-the-Money Amount, Series B Warrant In-the-Money Amount, Series C Warrant In-the-Money Amount, Series C-1 Warrant In-the-Money Amount, Series A Preferred Per-Share Merger Consideration, Series B Preferred Per-Share Merger Consideration, Series C Preferred Per-Share Merger Consideration, Series C-1 Preferred Per-Share Merger Consideration, Total Common Merger Consideration, Total Series A Preferred Merger Consideration, Total Series A Preferred Merger Preference, Total Series B Preferred Merger Consideration, Total Series B Preferred Merger Preference, Total Series C Preferred Merger Consideration, Total Series C Preferred Merger Preference, Total Series C-1 Preferred Merger Consideration, and Total Series C-1 Preferred Merger Preference.

(b) For the avoidance of doubt, the aggregate amounts payable by Parent or the Surviving Corporation under this Agreement in respect of Company Capital Stock, Company Options and Warrants shall equal (and not exceed) the Estimated Total Cash Equity Price plus any Excess Payment plus funds released from time to time from the General Escrow Account or the Equityholders’ Representative Escrow Account to the Equityholders.

ARTICLE III.
EXCHANGE OF COMPANY CERTIFICATES

SECTION 3.1  Exchange of Company Certificates.

(a) Exchange Agent.  At or prior to the Effective Time, and subject to Section 3.1(c), Parent shall deposit, or shall cause to be deposited, (i) with JPMorgan Chase Bank, N.A., or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Capital Stock and Warrants, cash in U.S. dollars in an amount equal to the Estimated Total Cash Equity Price less an amount equal to the Closing Option Payments (such cash, together with any Excess Payment (and interest thereon) being hereinafter referred to as the “Exchange Fund”), (ii) with the Escrow Agent, the General Escrow Amount to the General Escrow Account and the Equityholders’ Representative Escrow Amount to the Equityholders’ Representative Escrow Account, and (iii) with the Surviving Corporation, the amount equal to the Closing Option Payments.  The Exchange Agent shall, pursuant to irrevocable instructions from the Company, deliver the Merger Consideration and  the Warrant Payments contemplated to be paid pursuant to, and in accordance with the terms of, Section 2.6 and this Article III out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  Notwithstanding anything else in Article II or this Article III to the contrary, payment of Merger Consideration and the Warrant Payments may be made in installments as necessary to take into account any adjustments to the Total Cash Equity Price pursuant to Section 2.7, and any Excess Payment.

(b) Exchange Procedures.  Subject to Section 3.1(c), promptly following the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock or Warrants (the “Certificates”) (A) a letter of transmittal substantially in the form attached hereto as Exhibit C (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form reasonably satisfactory to Parent and the Equityholders’ Representative, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration or Warrant Payment (as applicable) receivable in respect of such Certificates.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration or Warrant Payment (as applicable) which such holder has the right to receive in respect of the shares of Company Capital Stock or Warrants formerly represented by such Certificate (and the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3), and the Certificate so surrendered shall forthwith be canceled.  Following any receipt of an Excess Payment, the Exchange Agent will deliver to each holder of surrendered Certificates, such holder’s pro rata portion thereof; provided, that if the Exchange Agent receives an Excess Payment prior to receipt of surrendered Certificates, then payment of the portion thereof applicable to such unsurrendered Certificates shall be made at the same time as payment of the balance of the applicable Merger Consideration or Warrant

Payment (as applicable) upon surrender thereof.  No interest will be paid or accrued on any Merger Consideration or Warrant Payment (as applicable) payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Capital Stock or Warrants that is not registered in the transfer records of the Company, the portion of the Merger Consideration or Warrant Payment (as applicable) payable in respect of such shares of Company Capital Stock or Warrants may be issued to a transferee if the Certificate representing such shares of Company Capital Stock or Warrants is presented to the Exchange Agent, accompanied by any documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 3.1, each Certificate shall, subject to Section 3.2, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration or Warrant Payment (as applicable) payable in respect of such Certificate as set forth in Section 2.6.

(c) Exchange at Closing.  Notwithstanding Section 3.1(b), each holder of a Certificate, upon surrender thereof to the Exchange Agent at the Closing together with a Letter of Transmittal (properly completed and duly executed) and any other required documents of transfer, and provided such holder has provided Parent and the Exchange Agent with at least five (5) Business Days’ written notice of its intention to so surrender its Certificates, shall be entitled to receive at or immediately after the Closing in exchange therefor the portion of the Merger Consideration or Warrant Payment (as applicable) which such holder has the right to receive in respect of the shares of Company Capital Stock or Warrants formerly represented by such Certificates (and shall also be entitled to the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3).  Promptly following such surrender, the Exchange Agent shall deliver the portion of the Merger Consideration or Warrant Payment (as applicable) payable out of the Exchange Fund in respect of such surrendered Certificates.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock and Warrants as of the earlier to occur of (i) one (1) month after the Final Settlement Date and (ii) one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Capital Stock and Warrants who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration or Warrant Payments.

(e) No Liability. No Party shall be liable to any holder of shares of Company Capital Stock or Warrants for any cash from the Exchange Fund or other amount delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost or Missing Certificates.  If any Certificate shall have been lost, stolen or destroyed or shall otherwise be missing, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, destroyed or missing and, if required by Parent, the execution and delivery by such Person of an indemnity agreement against any claim that may be made against the Exchange Agent with respect to such Certificate in customary form and substance reasonably satisfactory to Parent, the Exchange Agent will deliver in exchange for such lost, stolen, destroyed or missing Certificate, the portion of the Merger Consideration or Warrant Payment (as applicable) payable in respect of such lost, stolen, destroyed or missing Certificate (and such Person shall have the right to receive payments from the General Escrow Account and the Equityholders’ Representative Escrow Account in accordance with the Escrow Agreement and Section 3.3).

(g) Withholding. Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Escrow Agreement to any holder of Company Capital Stock, Company Options or Warrants such amounts as Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation, Exchange Agent or the Escrow Agent and timely paid over to the applicable Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock, Company Options or Warrants in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation, the Exchange Agent or the Escrow Agent.

SECTION 3.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such Dissenting Stockholder’s shares of Company Capital Stock, as provided in Section 262 of the DGCL, such shares of Company Capital Stock shall not be converted into or exchangeable for the right to receive any portion of the Merger Consideration (except as provided in this Section 3.2) and shall entitle such Dissenting Stockholder only to payment of the fair value of such shares of Company Capital Stock, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of a Dissenting Stockholder’s shares of Company Capital Stock and the Company shall give Parent notice thereof and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands.  If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the shares of Company Capital Stock held by such Dissenting Stockholder shall be converted into and represent the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6.

SECTION 3.3 Escrow. The General Escrow Amount shall be delivered to the Escrow Agent at or prior to the Effective Time to be held in escrow as security for the payment of any Shortfall Reduction under Section 2.7(e) and indemnification claims under Article IX pursuant to the provisions of the Escrow Agreement.  The Equityholders’ Representative Escrow Amount delivered to the Escrow Agent shall be deposited in a separate account (the “Equityholders’ Representative Escrow Account”) to be held in escrow to fund the out-of-pocket costs and expenses of the Equityholders’ Representative pursuant to the provisions of the Escrow Agreement.  Within five (5) Business Days of the Escrow Termination Date, except as otherwise provided in the Escrow Agreement with respect to outstanding claims and the Investment Income Tax Amount (as defined in the Escrow Agreement), each of Parent and the Equityholders’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the holders of Company Capital Stock and Warrants and to the Surviving Corporation (for distribution of Option Payments to the holders of Company Options) their respective pro rata portions of the balance of the Escrow Amount, together with any earnings thereon pursuant to the Escrow Agreement, less any amounts owing to the Equityholders’ Representative.

SECTION 3.4 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.6(b)), the right to surrender his or her Certificate in exchange for payment of the applicable Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the DGCL.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the Parties hereto, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1  Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, and subject to receipt of the Required Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the Required Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, or moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) The affirmative vote or consent of (A) the holders of a majority of the shares of the outstanding Company Capital Stock (excluding the Series C-1 Preferred Stock) voting or consenting, as the case may be, on an as-converted to Common Stock basis and (B) the holders of sixty percent (60%) of the shares of the outstanding Series C Preferred Stock voting or consenting, as the case may be, together as a single class are the only votes of the holders of any Company Capital Stock necessary under the DGCL and the Company Certificate of Incorporation to adopt this Agreement (collectively, the “Required Company Stockholder Approval”).

SECTION 4.2  Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on the Business in all material respects. The Company is duly qualified to do business and is in good standing, if applicable, in each jurisdiction where the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Company Certificate of Incorporation and Bylaws (the “Company Bylaws”) of the Company, each as amended to date, have been made available to Parent or its advisors.

(b) The Company does not own or control, and has not owned or controlled, directly or indirectly, any interest in any other Person. Except as listed in Section 4.2(b) of the Company Disclosure Schedule, the Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

SECTION 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 44,000,000 shares of Common Stock, 500,561 shares of Series A Preferred Stock, 1,541,114 shares of Series B Preferred Stock, 8,900,629 shares of Series C Preferred Stock and 1,335,643 shares of Series C-1 Preferred Stock.  As of the date of this Agreement, there are 734,992 shares of Common Stock, 500,561 shares of Series A Preferred Stock, 1,501,117 shares of Series B Preferred Stock, 8,375,965 shares of Series C Preferred Stock and no shares of Series C-1 Preferred Stock issued and outstanding.  All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws.  As of the date of this Agreement, (i) the applicable conversion price of the Series A Preferred Stock is $1.8370 per share, (ii) the applicable conversion price of the Series B Preferred Stock is $2.0411 per share, (iii) the applicable conversion price of the Series C Preferred Stock is $1.3855 per share and (iv) the applicable conversion price of the Series C-1 Preferred Stock is $1.3855 per share. Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of shares of Company Capital Stock and the number and class of shares of Company Capital Stock held of record by each such Equityholder.  There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Merger Consideration hereunder.

(b) (i) Common Warrants to purchase 454,698 shares of Common Stock, (ii) Series B Warrants to purchase 39,404 shares of Series B Preferred Stock, (iii) Series C Warrants to purchase 524,664 shares of Series C Preferred Stock and (iv) Series C-1 Warrants to purchase 1,161,429 shares of Series C-1 Preferred Stock are outstanding as of the date hereof.  Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of Warrants and the number and class of shares of Company Capital Stock that each Warrant has the right to purchase, and the exercise price of each Warrant held of record by each such warrant holder.

(c) As of the date hereof, Company Options to purchase 8,987,303 shares of Common Stock are issued and outstanding and 306,122 shares of Common Stock remain available for issuance pursuant to the Company Stock Plan. Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of Company Options, the number of

Company Options held by such holder of Company Options, with vested and unvested amounts separately reflected, whether the option is intended to be an incentive stock option and the exercise price of each Company Option.

(d) As of the date of this Agreement, except as listed in Section 4.3(d) of the Company Disclosure Schedule, there are no outstanding (i) options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or (ii) bonds debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) As of the date of this Agreement, except as listed in Section 4.3(e) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Company Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of the Company Capital Stock; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any shares of capital stock of the Company.

SECTION 4.4 Conflicts. Assuming the Required Company Stockholder Approval and all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 4.5 have been obtained or made, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a violation or breach in any material respect of the Company Certificate of Incorporation or Company Bylaws; (ii) conflict with or result in a violation or breach of any material Governmental Order or material Law applicable to the Company or its assets or properties; or (iii) result in a material violation or breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any material Contract, Permit or similar authorization to which the Company is a party, or by which any of the assets or properties of the Company is bound or affected.

SECTION 4.5 Consents, Approvals, Etc. Except as set forth in Section 4.5 of the Company Disclosure Schedule, no material consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except: (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; and (iii) such filings as may be required under the HSR Act.

SECTION 4.6  Financial Statements; SEC Filings.

(a) The Company has prepared, or caused to be prepared, and made available to Parent or its advisors the audited financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as of and for the fiscal year ended January 1, 2011 (the “Audited Company Financial Statements”), and the unaudited financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as and for the three- month period ended April 2, 2011 (the “Unaudited Company Financial Statements”, and together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth therein and in Section 4.6(a) of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other (except that the Unaudited Company Financial Statements may not contain all of the notes required by GAAP and are subject to year-end audit adjustments), and present fairly, in all material respects, the financial position, results of operations and the cash flows of the Company as of the respective dates and during the respective periods indicated therein. The audited balance sheet of the Company as of January 1, 2011 shall be referred to in this Agreement as the “ Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

(b) The Company’s Registration Statement on Form S-1 under the Securities Act of 1933, as filed or amended on or prior to the date hereof (“Form S-1”), as of the respective filing dates, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in the Form S-1, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied as to form in all material respects with the requirements of the Securities Act of 1933.

SECTION 4.7 Undisclosed Liabilities. The Company has no Liability that is of a type required to be reflected on the face of a balance sheet of the Company, or disclosed within the notes thereto, in accordance with GAAP, other than: (i) as reflected in, reserved against or disclosed in the Company Financial Statements or in the notes thereto; (ii) as has been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) Liabilities arising from matters disclosed in the Company Disclosure Schedule; (iv) Liabilities included in the calculation of the Final Closing Statement; or (v) other undisclosed Liabilities which, individually or in the aggregate, are not material to the Business.

SECTION 4.8 Certain Changes or Events. Since the Balance Sheet Date, except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company has conducted the Business in the ordinary course consistent with past practice, and there has not been any event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Since the Balance Sheet Date until the date hereof, except as set forth in Section  4.8(b) of the Company Disclosure Schedule, there has not been any action taken by the Company that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of Section 6.1(b)(ii), Section 6.1(b)(vii), Section 6.1(b)(ix), Section 6.1(b)(xi), Section 6.1(b)(xii) or Section 6.1(b)(xiii).

SECTION 4.9  Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions of time to file) with the appropriate

Governmental Authority, and all such Tax Returns are true and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid.

(b) (i) The charges, accruals and reserves for Taxes with respect to the Company reflected on the Unaudited Company Financial Statements (excluding any provision for deferred income taxes) are adequate to cover Tax liabilities accruing through the date of the Unaudited Company Financial Statements; (ii) since the end of the Unaudited Company Financial Statements, the Company has not incurred any tax liabilities, other than in the ordinary course of business.

(c) No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company, which remains unpaid, except for any deficiencies that are being contested in good faith by appropriate proceedings and for which an adequate reserve in accordance with GAAP has been established on the Current Balance Sheet. All income Tax Returns filed through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. To the Knowledge of the Company, there are no audits, examinations or other administrative or judicial proceedings currently ongoing, pending or threatened with respect to any material Taxes of the Company. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. No claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(d) There are no material Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(e) All material Taxes required to be withheld or collected by the Company have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority.

(f) The Company has not participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(g) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes.

(h) The Company has not in the last three years been a party to any transaction intended to qualify under Section 355 of the Code.

(i) The Company (i) is not a party to any Tax sharing, Tax allocation or Tax indemnity agreement, other than pursuant to a customary commercial contract not primarily related to Taxes and with respect to which, to the Knowledge of the Company, the Company does not currently have any material liability relating to Taxes and (ii) has not entered into any agreement or arrangement with any Governmental Authority with regard to a material Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(j) (i) There are no requests for rulings or determinations in respect of any Tax pending between the Company and any Governmental Authority; and (ii) during the five-year period ending on the date hereof, the Company has not, to the extent it may affect the Tax liability of the

Company following the Closing Date, entered into any closing agreement with the Internal Revenue Service or any other Tax authority.

(k) The Company will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in a method of tax accounting that is in effect prior to the Closing Date.

(l) The representations of the Company made in this Section 4.9 (other than the representations set forth in Section 4.9(d), Section 4.9(j) and Section 4.9(k)) refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date, including any Taxes arising out of or resulting from any reduction in, loss of, disallowance of, limitation on or other inability to utilize any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable tax deduction, or other tax credit or attribute.

SECTION 4.10 Litigation and Governmental Orders. (a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets or properties that if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to be, individually or in the aggregate, material to the Company or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and (b) neither the Company nor its assets and properties are subject to any material Governmental Order relating to the Company or any of its assets or properties. To the extent that any particular matter covered by this Section 4.10 is covered by Section 4.13, Section 4.13 shall prevail with respect to such matter.

SECTION 4.11 Compliance with Laws. The Company is conducting the Business in compliance in all material respects with applicable Law.  Since January 1, 2007, the Company has not violated or been in violation of, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or received any written notice from any Governmental Authority (including, without limitation, the U.S. Department of Health and Human Services, including its Office of Inspector General, the U.S. Department of Justice and any State Attorney General) to the effect that the Company is not in compliance in all material respects with any applicable Law.  To the extent that any particular matter covered by this Section 4.11 is covered by Section 4.13, Section 4.13 shall prevail with respect to such matter.

SECTION 4.12 Permits. The Company has all material Permits required to permit the Company to conduct the Business.  All of the material Permits held by or issued to the Company are in full force and effect, the Company is in compliance in all material respects with, and is not in default under (and no event which with the giving of notice or lapse of time, or both, would become a default under), each such Permit, and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.  This Section 4.12 does not cover FDA Permits, which are covered solely by Section 4.13.

SECTION 4.13 Regulatory Matters.

(a) The Company has all Permits required by the FDA to conduct the Business (the “FDA Permits”). All of the FDA Permits held by or issued to the Company are in full force and effect, the Company is in compliance in all material respects with, and is not in default in any material respect under (and to the Knowledge of the Company, no event which with the giving of notice or lapse of time, or both, would become a default under), each such Permit, and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transaction contemplated by this Agreement. The Company is the sole and exclusive owner of the FDA Permits and the associated filings and applications with the FDA, including any biologics license application, new drug application, 510(k) submission, premarket approval, investigational new drug or investigational device exemption application, comparable regulatory application or filing made or held by or issued to the Company (collectively, the “Company Regulatory Filings”) and holds all right, title and interest in and to all Company Regulatory Filings free and clear of any Encumbrance (other than Permitted Encumbrances). The Company has not granted any third party any right or license to use, access or reference any of the Company Regulatory Filings, including, without limitation, any of the Know-How contained in any of the Company Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Company Regulatory Filing.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, since January 1, 2007, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any product of the Company or product candidate of the Company.

(c) The Company is in compliance in all material respects with all applicable Laws and any other letters, notices or guidances issued by the FDA or any Governmental Authority which regulates the sale of pharmaceutical products or biological, device or regenerative medicine products in any jurisdiction. There are no pending or, to the Knowledge of the Company, threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) against the Company, and to the Knowledge of the Company, there are no pending or threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) pertaining to the products or product candidates of the Company against any Person that manufactures any component, ingredient, or material used in manufacturing the products or the product candidates of the Company pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company (“Collaborative Partners”) by the FDA or any Governmental Authority which regulates the sale of pharmaceutical products or biologic, device or regenerative medicine products in any jurisdiction. Since January 1, 2007 there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any applicable Law relating to the Company or the products or product candidates of the Company or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Governmental Authority with regard to any product of the Company or any product candidate of the Company.

(d) The manufacture of the products of the Company is being conducted in compliance in all material respects with current “good manufacturing practices,” as defined by the FDA, including, as applicable, the FDA’s “Quality System Regulation” set forth in 21 C.F.R. Part 820.

(e) The Company is and has been in compliance in all material respects with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority, including, for avoidance of doubt, records and reports relating to product corrections and removals (including FDA requirements set forth in 21 C.F.R. Part 806), MDRs (including FDA requirements set forth in 21 C.F.R. Part 803), Adverse Experiences, Serious Adverse Events, Serious Injuries, incidents or near-incidents and product malfunctions.

(f) None of the Company or, to the Knowledge of the Company, any of its Collaborative Partners, agents or subcontractors has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Authority, and there are no proceedings pending or, to the Knowledge of the Company, threatened that reasonably might be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Authority. None of the Company or, to the Knowledge of the Company, any of its Collaborative Partners has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

(g) There have been no Serious Adverse Events, Serious Injuries or MDR Reportable Events associated with the use (including in clinical trials) of the products of the Company or product candidates of the Company that have not been reported to the FDA in accordance with applicable Law.

(h) To the Knowledge of the Company, all studies, tests, and preclinical and clinical research being conducted by the Company, and to the Knowledge of the Company, on behalf of the Company by any of its Collaborative Partners, are being, and at all times have been, conducted in compliance in all material respects with all applicable Laws, including, as applicable, good laboratory practice regulations set forth in 21 C.F.R. Part 58, good clinical practices, as defined or recognized by the FDA, including the ICH Tripartite Guideline for Good Clinical Practice, other applicable provisions of the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, and comparable Laws of any other Governmental Authority. No clinical trial conducted by the Company or, to the Knowledge of the Company, on behalf of the Company has been terminated or suspended prior to completion for safety or non- compliance reasons, and neither the FDA nor any other Governmental Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other person or entity involved in any such clinical trial.

(i) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(j) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “Social Security Act”); (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of the Company, is the target or subject of any current investigation by a Governmental Authority relating to any Federal Health Care Program-related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program

(k) The Company reasonably believes that it has the requisite know-how and processes to, subject to any required regulatory approvals, manufacture and market Dermagraft based on a new cell line in the event that the current cell line is no longer viable.

(l) To the Knowledge of the Company, there are no pending or threatened filings against the Company of an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(m) To the Knowledge of the Company, the Company is not under investigation by any Governmental Authority for a violation of the Health Insurance Portability and Accountability Act of 1995, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local Laws. The Company is not a “covered entity” as that term is defined in HIPAA. The Company has been in compliance in all material respects with federal and state data breach Laws.

(n) To the extent the Company provides reimbursement coding or billing advice regarding products offered for sale by the Company and procedures related thereto, such advice is and has been true and complete in all material respects and in compliance in all material respects with the payment requirements of Medicare and other Federal Health Care Program Laws.

SECTION 4.14 Tangible Property.

(a) The Company does not own, and has not owned, any real property. Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of each parcel of real property that, as of the date of this Agreement, is leased or licensed from or to a third party by the Company (“Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease or license relating thereto and all amendments thereof. The Company has a valid and subsisting leasehold interest in all material Leased Real Property leased by it or license in all material Leased Real Property licensed by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Business, the Company has valid and subsisting ownership or leasehold interests in all of the tangible personal assets and properties used or leased for use by the Company in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) The plants, buildings, structures and equipment owned or leased by the Company have no material defects, are in good operating condition and repair in all material respects and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are, to the Knowledge of the Company, adequate and suitable in all material respects for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), structurally sound in all material respects.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (1) material Patents, (2) material registered Trademarks and applications therefor, (3)

material registered Copyrights and applications therefor, (4) domain name registrations and websites and (5) material unregistered Intellectual Property, in each case, owned or controlled by the Company in the conduct of the Business specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b) Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all licenses, sublicenses and other agreements under which the Company obtains a license, right to use, or a covenant not to be sued under, Intellectual Property owned or controlled by a third party, excluding off-the-shelf, shrink-wrap, or click-wrap licenses for commercially available software under fifty thousand dollars ($50,000).

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all licenses, sublicenses and other agreements under which the Company grants a license, right to use, or a covenant not to be sued under, any Intellectual Property.

(d) The Company owns, has a license to or otherwise has the valid and enforceable right to use, all Intellectual Property necessary to, or used or held for use in, the operation of the Business as it is currently conducted and proposed to be conducted as set forth in the Form S-1. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property or material Licensed Intellectual Property, impair the right, whether exercised by or on behalf of the Company, to use, sell, license or dispose of, or bring any Action for the infringement of, any Owned Intellectual Property or any material Licensed Intellectual Property, or, through operation of any agreements to which the Company is a party or is otherwise bound, encumber any of the Intellectual Property licensed or owned by Parent.

(e) The Company is not a party to or otherwise bound by any agreement that imposes material restrictions on the use, license or transfer of the Owned Intellectual Property.

(f) The Company has not infringed, induced or contributed to the infringement of, misappropriated or otherwise violated, any Intellectual Property of any third party in any material respect. The Company has not made any pending, or otherwise threatened in writing to make any, claims that a third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property and, to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated in any material respect any Owned Intellectual Property. There is no Action pending against, or, to the Knowledge of the Company, threatened against, the Company or to the Company’s Knowledge affecting the Owned Intellectual Property or Licensed Intellectual Property (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property and the Licensed Intellectual Property, (ii) alleging that the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property owned or controlled, or purported to be owned or controlled, by any third party or (iii) otherwise alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property owned or controlled, or purported to be owned or controlled, by any third party.

(g) The Company has not received written notice of any claim that any Owned Intellectual Property or Licensed Intellectual Property is invalid or unenforceable and, to the Knowledge of the Company, no such claim has otherwise been threatened against the Company. None of the Owned

Intellectual Property or, to the Company’s Knowledge, Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part. All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property (“Registered IP”) are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects. All registration, maintenance and renewal fees applicable to the Registered IP that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items. Effective written assignments constituting an unbroken, complete chain-of-title from the original owner(s) to the Company have been obtained with respect to all of the Owned Intellectual Property and, as to the Registered IP, have been duly recorded with the appropriate Governmental Authorities. To the Knowledge of the Company, there is no relevant prior art revealed, disclosed or discovered after the issuance of a Patent within the Owned Intellectual Property which was not cited during prosecution of such Patent.

(h) The Company is the sole and exclusive owner of all Owned Intellectual Property and holds all right, title and interest in and to all Owned Intellectual Property and Licensed Intellectual Property free and clear of any Encumbrance (other than Permitted Encumbrances).

(i) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property and Licensed Intellectual Property that is material to the Business and the value of which to the Company is contingent upon maintaining the confidentiality thereof and no such Intellectual Property has been disclosed, other than to employees, representatives, independent contractors, collaborators, licensors, licensees, agents and advisors of the Company all of whom are bound by written confidentiality agreements, or to the Company’s legal, business or financial advisors all of whom are bound to keep such Intellectual Property confidential, whether by written agreement or otherwise.

(j) The Company has appropriate procedures in place designed to provide that all Intellectual Property conceived or developed by employees performing their duties for the Company and by third parties performing research and development for the Company have been assigned to the Company. To the extent that any Intellectual Property has been developed or created by a third party (including any current or former employee of the Company) for the Company, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of and is the sole and exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its Business as currently conducted or proposed to be conducted in the Form S-1, such Intellectual Property.

(k) The IT Assets operate and perform in a manner that permits the Company to conduct the Business as currently conducted in all material respects. The Company takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices.

(l) The Company is in compliance in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company. The Company is in compliance in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims have been asserted or threatened against the Company (and to the Knowledge of the Company, no such claims are likely to be asserted or threatened against the Company) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, rules, policies or procedures. The consummation of the transaction contemplated by this Agreement will not breach or otherwise cause any violation of any such Laws, rules, policies or procedures.

(m) With respect to all personal and user information referred to in Section 4.15(l) above, the Company has at all times taken all steps reasonably necessary consistent with current industry standards to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of such information.

SECTION 4.16 Certain Contracts.

(a) Section 4.16 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all of the following Contracts to which the Company is a party (each, a “Material Contract”):

(i) any Contract relating to Indebtedness in excess of five hundred thousand dollars ($500,000) and whether incurred, assumed, guaranteed or secured by any asset;

(ii) any joint venture Contract, partnership agreement, limited liability company agreement, collaboration arrangement or similar arrangement;

(iii) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of five hundred thousand dollars ($500,000) in the aggregate after the date of this Agreement or (B) the performance of services having a value in excess of five hundred thousand dollars ($500,000) in the aggregate after the date of this Agreement;

(iv)  any Contract with a Governmental Authority;

(v)  any  Contract  between  the  Company,  on  the  one  hand,  and  any stockholder, director, officer or Affiliate of the Company, on the other hand (other than Contracts set forth on Section 4.17 of the Company Disclosure Schedule);

(vi) Contracts containing covenants limiting, in any material respect, the freedom of the Company to compete with any Person in any line of business or in any area or territory;

(vii)  any lease involving Leased Real Property;

(viii)  any Contract listed on Section 4.15(b) or Section 4.15(c) of the Company Disclosure Schedule;

(ix) any Contract that provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) of any business or the capital stock of another Person;

(x) any agency, dealer, sales representative, marketing or other similar agreement;

(xi)    any stockholders, investors rights, registration rights or similar Contracts; and

(xii)   to the Knowledge of the Company, any other Contract that is material to the Business.

(b) The Company has made available to Parent or its advisors true and complete copies of all Material Contracts.

(c) Each of the Material Contracts is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, or moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d) The Company is not, nor to the Knowledge of the Company is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Material Contract, except for breaches, defaults or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company.

SECTION 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all material, “employee benefit plans,” within the meaning of Section 3(3) of ERISA, each material, employment, severance, retention change in control or similar agreement, plan, arrangement or policy and all other material, plans, arrangements or policies providing for compensation, bonuses, severance, pension, retirement, post-employment, profit-sharing, equity-based rights or other forms of incentive or deferred compensation, vacation, insurance (including self insured arrangements), health, disability and fringe benefits, sponsored or maintained by the Company in which current or former employees, directors, officers or independent contractors of the Company were eligible to participate as of the date of this Agreement or pursuant to which the Company has any outstanding obligations or Liability (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”).  With respect to each Company Benefit Plan, the Company has made available to Parent (if applicable to such Company Benefit Plan): (i) all documents embodying or governing any Company Benefit Plan, any funding mechanism for the Company Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Company Benefit Plan, as applicable; (iii) the most recently filed IRS Forms 5500 (where required to be filed with the IRS); (iv) the summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees); and (v) any insurance policy related to such Company Benefit Plan.

(b) Except as would not reasonably be expected to subject the Company to any material Liability, each Company Benefit Plan has been operated in compliance with its terms and the applicable requirements of ERISA, the Code and other applicable Laws. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other

Governmental Authority with respect to any Company Benefit Plan that would reasonably be expected to subject the Company to any material Liability. No litigation or other formal proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, asserted in writing, in each case against the Company Benefit Plans that would reasonably be expected to subject the Company to any material Liability.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or can rely on an opinion letter obtained by a prototype or volume submitter plan sponsor). No events have occurred with respect to any Company Benefit Plan that could result in (i) the loss of tax-qualified status or (ii) any excise taxes under Sections 4975 or 4980B of the Code.

(d) Neither the Company nor any or member of its Controlled Group contributes or has in the past been required to contribute to (i) a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA.  No Company Benefit Plan provides for post-employment life or health insurance benefits for any former or current employees of the Company (or any beneficiary or dependant of any current or former employee), except as may be required by part 6 of Subtitle B of Title 1 of ERISA or similar state continuation Laws.  Neither the Company nor any member of the Controlled Group has engaged in any transaction described in Section 4069 of ERISA.

(e) With respect to each Company Benefit Plan, all contributions have been made in full or, with respect to payments not due, proper accruals for such contributions have been made and are reflected in the accounting records of the Company, other than any failure that could not reasonably be expected to subject the Company to any material Liability.

(f) Except as set forth on Section 4.17(f) of the Company Disclosure Schedule, the execution, delivery and performance of, and consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with any other event (i) entitle any Person to any payment or additional benefits, including but not limited to severance pay, termination benefits or any other payment, or (ii) accelerate the time of payment or vesting of any benefits under any Company Benefit Plan or increase the amount of compensation due to any person.

SECTION 4.18 Labor Matters.

(a) Section 4.18(a) of the Company Disclosure Schedule lists each Company Employee as of the date of this Agreement and such list correctly reflects each Company Employee’s hire date, department, function, location, title, base salary or base wage rate, target bonus or incentive compensation, exempt or nonexempt status (where applicable), and whether such employee is full- time or part-time. None of the Company Employees has indicated to the Company in writing that he or she intends to terminate his or her employment.

(b) The Company has complied in all material respects with all applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment, compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.

(c) The Company is not a party to any agreement with respect to Company Employees with any labor organization, union, group or association, nor have there been any attempts to organize the Company Employees. There is no labor strike, labor disturbance or work stoppage pending against the Company. The Company is not a party to or subject to any Actions before any court or Governmental Authority regarding any Company Employee nor are any such proceedings threatened.

(d) There has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“ WARN”), or layoffs, reductions in force, facility closings or comparable events subject to any similar state, local or foreign Law with respect to the Company within the twelve (12) months prior to Closing.

SECTION 4.19 Environmental Matters.

(a) No Hazardous Material is present in violation of any applicable Environmental Law at, or has otherwise been discharged, disposed of, dumped, spilled, leaked, emitted or released on, under, to, from or at, any of the Leased Real Property or any other property currently or formerly owned, leased or operated by the Company or any of its predecessors, in an amount which would reasonably be expected to result in a material Liability to the Company.

(b) The Company has not engaged in any Hazardous Materials Activity in violation, in any material respect, of any applicable Environmental Law.

(c) No material Action is pending or, to the Knowledge of the Company, has been threatened against the Company concerning any Environmental Law or any of the Hazardous Materials Activities of the Company or Hazardous Materials Activity on any of the Leased Real Property.

(d) The Company has not received any written notice of alleged, actual or potential responsibility for, or any written inquiry or written notice of an investigation regarding, any Hazardous Materials Activities at the Leased Real Property or alleged violation of, non-compliance with or Liability under any Environmental Law, nor to the Knowledge of the Company is there any information which might form the basis of any such notice or inquiry, in each case, that would reasonably be expected to result in a material Liability to the Company.

(e) No material penalty has been assessed against the Company that remains outstanding or unresolved, with respect to any alleged violation of, or Liability under, any applicable Environmental Law.

SECTION 4.20 Foreign Corrupt Payments. The Company has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any person in violation of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations promulgated thereunder and any predecessors thereto, or any similar Laws that are applicable to the Company and the Business.

SECTION 4.21 Insurance Coverage. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds held by or on behalf of the Company. Except as set forth on Section 4.21 of the Company Disclosure Schedule, (i) the Company has not received any notice from the insurer under any material insurance policy applicable to the Company disclaiming, questioning, denying or disputing coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy and (ii) there is no material claim, suit or other matter currently pending in respect of which the Company has received such a notice. All premiums payable under all such material insurance policies have been paid or accrued, when due or within applicable grace periods. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business.

SECTION 4.22 Brokers. Except for Bank of America Merrill Lynch, which is entitled to certain advisory fees in connection with this Agreement, the Company has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which would result in the obligation of the Company to pay any fees or commissions to any investment banker, broker or finder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 4.23 Affiliate Transactions. No officer or director of the Company (or members of any of their “immediate family” as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) or, to the Knowledge of the Company, any stockholder of the Company (i) is, or has in the past two (2) years been, involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral) (other than arrangements or relationships related solely to such Person’s capacity as an officer, director or stockholder), (ii) directly or indirectly owns, or otherwise has any material right, title or interest in, to or under, any material asset, property or right, tangible or intangible, that is used by the Company or (iii) is, or has in the past two (2) years been, engaged, directly or indirectly, in business with the Company (other than in such Person’s capacity as an officer, director or stockholder).

SECTION 4.24 Information Statement. The Information Statement and any amendments or supplements thereto will, when first mailed to Equityholders, comply as to form in all material respects with the applicable requirements of the DGCL, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.24 will not apply to statements or omissions included in the Information Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

SECTION 4.25 Takeover Laws. No “fair price,” “affiliated transactions,” “moratorium,” “control share acquisitions,” “business combination” or other similar anti-takeover statute, provision or regulation (including Section 203 of the DGCL) enacted under state or federal Law of the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 4.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any other Person (including its Affiliates, officers, directors, employees, agents or representatives). Except for the representations and warranties contained in Article IV hereof (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or advisors (including any opinion, information, projection, or advice (including any information provided during due diligence or management presentations, including but not limited to information in the data room, and any oral, written or electronic response to any information request provided to Parent or its advisors) that may have been or may be provided to Parent or its advisors by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

SECTION 5.1 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by the board of directors of each of Parent and Merger Sub, and by Parent as holder of all outstanding shares of capital stock of Merger Sub, and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, or moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, if applicable, in each jurisdiction where the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a violation or breach of the organizational documents of Parent or Merger Sub; (ii) conflict with or result in a violation or breach of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) result in a violation or breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract, Permit or similar authorization to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5,3, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws; (iii) such filings as may be required under the HSR Act; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5 Litigation and Governmental Orders. (i) There is no Action (or any basis therefor) pending against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”) that could reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

SECTION 5.6 Due Diligence Investigation. Parent and Merger Sub have had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, and have had an opportunity to inspect the facilities of the Company. Parent and Merger Sub have conducted their own independent investigation of the Company. In making their decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent and Merger Sub have relied solely upon the representations and warranties of the Company set forth in Article IV (and acknowledge that such representations and warranties are the only representations and warranties made by the Company) and have not relied upon any other information provided by, for or on behalf of the Company or its Affiliates, officers, directors, employees, agents or representatives to Parent or its advisors in connection with the transactions contemplated by this Agreement. Parent and Merger Sub have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Parent and Merger Sub acknowledge that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as may be set forth in the Consent Agreement, the Escrow Agreement, the Letter of Transmittal or the Option Holder Letter.

SECTION 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Affiliates or the Equityholders in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 5.8 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent.

SECTION 5.9 Sufficient Funds. Parent has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under Article II and Article III, to pay all fees and expenses to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement. Parent and Merger Sub expressly acknowledge that Parent’s and Merger Sub’s ability to obtain financing is not a condition to the obligations of Parent and Merger Sub hereunder.

SECTION 5.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any other Person (including their respective Affiliates, officers, directors, employees, agents or representatives).

ARTICLE VI.
ADDITIONAL AGREEMENTS

SECTION 6.1  Conduct of the Company Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1 (the “Pre-Closing Period”), the Company shall (i) conduct the Business in the ordinary course; (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company; and (iii) use commercially reasonable efforts to maintain the material assets and material properties of the Company in their current condition, normal wear and tear excepted.

(b) Except as otherwise contemplated by this Agreement or set forth in Section 6.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue or sell, or authorize the issuance or sale of, (A) any capital stock of the Company, except upon the exercise of Company Options or Warrants issued and outstanding as of the date of this Agreement or upon the conversion of Preferred Stock into Common Stock, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any capital stock of the Company;

(ii) create, incur, assume or otherwise become liable for an amount in excess of five hundred thousand dollars ($500,000) of Indebtedness in the aggregate or create any Encumbrance on any material assets or properties (whether tangible or intangible) of the Company, other than (y) Permitted Encumbrances; and (z) Encumbrances on assets or properties having an aggregate value not in excess of five hundred thousand dollars ($500,000);

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of (x) any material Owned Intellectual Property or Licensed Intellectual Property or (y) any other material assets of the Company, in the case of clause (y) having a value, in any individual case, in excess of one million dollars ($1,000,000) or, in the aggregate, in excess of five million dollars ($5,000,000);

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any Person or division thereof;

(v) (A) enter into any Contract for Leased Real Property, (B) enter into any Contract that if entered into prior to the date hereof would be deemed a Material Contract or (C) modify, amend, extend, or supplement in any material respect, transfer or terminate any Material Contract or waive, release or assign any rights or claims thereto or thereunder;

(vi) (A) enter into or amend any employment, consultancy, retirement, deferred compensation, severance or similar agreement; (B) hire any employee with an annual rate of compensation in excess of one hundred and fifty thousand dollars ($150,000); (C) increase the number of employees engaged as sales representatives or engaged to provide reimbursement assistance to consumers or health care providers; (D) terminate the employment of any officer other than for Cause or take any actions that would provide a basis for any officer to terminate employment for Good Reason (as Cause and Good Reason are defined in any applicable employment, change of control, severance, retention or similar agreement); (E) establish, adopt or amend any Company Benefit Plan; (F) increase the compensation of any Company Employee or director or officer of the Company; (G) grant any severance or termination pay to any Company Employee or director or officer of the Company; or (H) increase the benefits of any Company Employee or director or officer of Company, other than as required by the terms of any Company Benefit Plan, in connection with the payment of Pro-Rata Bonuses, or as required by applicable Law;

(vii) materially change any method of financial accounting or financial or accounting practice used by the Company, other than such changes required by GAAP, as applicable;

(viii) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or acquire any capital stock of the Company;

(ix)  amend any term of any Company Capital Stock, Company Option or warrant;

(x) except for capital expenditures made to repair or replace assets or properties that are damaged or destroyed, incur any capital expenditures or any Liabilities in respect thereof in excess of one million and five hundred thousand dollars ($1,500,000) in the aggregate;

(xi) enter into any Contract containing covenants limiting the freedom of the Company to compete with any Person in any line of business or in any area or territory or would so limit Parent or any of its Affiliates after the Closing Date;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person, other than travel and similar advances to its employees in the ordinary course of business consistent with past practice;

(xiii)  settle, or offer or propose to settle, any material Action;

(xiv)  adopt or propose any change in the Company Certificate of Incorporation or Company Bylaws; or

(xv) enter into any agreement or otherwise commit to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

SECTION 6.2 Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable advance notice and during normal business hours, the Company shall, and shall cause each of its officers, employees, agents and representatives to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere unreasonably with any of the operations or business activities of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law. Parent agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees, agents and representatives for any and all claims or Liabilities to the extent arising out of the access rights under this Section 6.2, including any claims by any of Parent’s officers, directors, employees, agents and representatives for any injuries or property damage while present at the Company’s facilities.

SECTION 6.3 Confidentiality. Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

SECTION 6.4  Efforts to Consummate; Notification.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do,

or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order, decree, injunction or other agreement entered by any court or other Governmental Authority vacated or reversed; and (v) the execution or delivery of additional certificates, instruments or other documents necessary to consummate the Merger and the other transactions contemplated hereby, and to fully carry out the purposes of, this Agreement; provided, that the Parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company shall make or cause to be made the registrations, declarations and filings required of such Party under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (and, in the case of any filings required under the HSR Act, use best efforts to make such filings within ten (10) days and in no event later than fifteen (15) days from the execution of this Agreement); (i) furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission (“FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings; (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the transactions contemplated hereby (including, without limitation, any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement), (iv) subject to applicable Law, discuss with and permit the other Party (and its counsel) to review in advance, and accept all reasonable additions, deletions or changes suggested by the other Party in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party or any other Person, relating to any Antitrust Law or any Action pursuant to any Antitrust Law in connection with the Merger and the other transactions contemplated by this Agreement; (v) not participate or agree to participate in any substantive meeting, telephone call or discussion (including, without limitation, any substantive meeting, telephone call or discussion relating to the expiration or termination of any waiting periods or any agreement regarding the timing of consummation of the Merger and the other transactions contemplated by this Agreement) with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any Antitrust Law or any Action pursuant to any Antitrust Law in connection with this Agreement or the Merger or the other transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion; (vi) furnish the other Party promptly with copies of all correspondence, filings and communications relating to any Antitrust Law or any Action pursuant to any Antitrust Law between them and their Affiliates and their respective representatives, on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Merger and the other transactions contemplated hereby; and (vii) act in good faith and reasonably cooperate with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such registration, declaration and filing.  Parent and Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

SECTION 6.5  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) indemnify and hold harmless each present and former director, officer and employee of the Company (collectively, the “Company Indemnified Parties”) against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and under the Company Certificate of Incorporation and the Company Bylaws as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties and (ii) advance reasonable expenses of counsel (reasonably satisfactory to the Surviving Corporation) as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.5(a) to the fullest extent permitted under applicable Law and under the Company Certificate of Incorporation and the Company Bylaws as in effect on the date of this Agreement; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Company Certificate of Incorporation and the Company Bylaws, and pursuant to this Section 6.5(a); and provided further that Parent and the Surviving Corporation shall not be obligated to pay expenses of more than one counsel for all Company Indemnified Parties in any single Action unless a conflict of interest precludes the effective representation of more than one Company Indemnified Party with respect to such Action.

(b) For a period of six (6) years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been heretofore made available to Parent or its advisors) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that this Section 6.5(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 6.5(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c) The terms and provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.5.

SECTION 6.6  Employee Benefit Matters.

(a) Not more than ten (10) and not less than five (5) days prior to the Closing Date, the Company shall provide Parent with an updated version of Section 4.18(a) of the Company Disclosure Schedule, which shall reflect any terminations of employment, new employee hires or changes to the employee information otherwise contained therein.  All Company Employees who are employed by the Company immediately preceding the Closing, including those on vacation and authorized leave of absence (including, without limitation, family medical leave, military leave, sick leave, and short-term disability leave), will remain employed immediately following the Closing (such employees, the “Continuing Employees”).  Notwithstanding the foregoing, nothing in this Agreement shall be construed as an obligation of Parent or the Surviving Corporation to continue the employment of a Company Employee for any period following the Closing Date.

(b) Subject to Section 6.6(e), from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume, honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to or in respect of all Company Employees arising under the terms of each Company Benefit Plan, as in effect immediately prior to the Effective Time, for as long as such Company Benefit Plan is in effect.

(c) For a period of not less than one (1) year following the Effective Time (the “Benefits Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each Continuing Employee with (i) base salary (or base wages) no less favorable than the base salary (or base wages) provided to such Continuing Employee immediately prior to the Effective Time, (ii) bonus or incentive opportunities (other than equity-based compensation) that are no less favorable than the bonus or incentive opportunities (other than equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time, and (iii) benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(d) From and after the Effective Time, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates, Parent shall, and shall cause the Surviving Corporation to, cause each Continuing Employee to receive service credit for service with the Company to the same extent such service credit was granted under the Company Benefit Plans (other than for the purposes of benefit accrual under a defined benefit plan) immediately prior to the Effective Time.  Parent shall, and shall cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and any dependents or beneficiaries thereof) under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) use commercially reasonable efforts to provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.  Parent shall, and shall cause the Surviving Corporation to, honor all vacation, personal and sick days accrued by Company Employees under the plans, policies, programs and arrangements of the Company immediately prior to the Effective Time.

(e) Notwithstanding anything herein to the contrary, Parent, Merger Sub, the Company and the Equityholders’ Representative acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent or the Surviving Corporation or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Effective Time, or (iii) shall confer upon the Equityholders’ Representative, or upon any other Person who is not a party to this Agreement (including, without limitation, any Equityholder, any current or former director, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third  party beneficiary or other right of any kind or nature whatsoever.
SECTION 6.7  Tax Matters.

(a) From the date hereof until the Effective Time, the Company shall not make or change any material Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim any material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment without Parent’s written consent, such consent not to be unreasonably withheld or delayed.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar tax) shall be shared equally by Parent and the Company when due, and Parent and the Company shall, sharing expenses equally, file all necessary Tax Returns and other documentation with respect to all such taxes and fees, and, if required by applicable Law, the Company shall join in the execution of any such Tax Returns and other documentation.

(c) From the Effective Time until the Escrow Termination Date, Buyer shall not, and shall cause the Company not to, amend any Tax Return of the Company or file any claim for refund of Taxes paid by the Company for any Tax period that ends on or before, or that includes, the Closing Date, other than any amended Tax Return or claim for a refund, in each case, arising as a result of a carryback of losses, credits or other similar tax items, without the prior written consent of the Equityholders’ Representative, such consent not to be unreasonably withheld or delayed; provided, that, if Parent agrees to waive any claim for indemnification under Section 9.2 that may result from the filing of an amended Tax Return or claim for refund, such consent shall not be required.

SECTION 6.8  No Solicitation.

(a) The Company agrees that, from the date hereof through the earlier of the Closing or the termination of this Agreement, it shall not, and it shall direct its representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any Person relating to, or that is reasonably likely to lead to, an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing.  The Company further agrees that, (A) at the Closing, it shall submit a request to the Securities and Exchange Commission (the “SEC”) requesting that the SEC consent to the immediate withdrawal of the Form S-1 together with all exhibits and amendments thereto and (B) from the date hereof, it shall not take any action (including without limitation any preparation in connection therewith and any filing in furtherance thereof) to register itself or any of its securities under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(b) “Alternative Proposal” means any bona fide proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, joint venture, recapitalization, dissolution, liquidation, collaboration arrangement or similar transaction involving the Company; (ii) the acquisition by any Person of a significant amount of assets of the Company outside the ordinary course of business; or (iii) the acquisition by any Person of ten percent (10%) or more of the Company Capital Stock, except for the acquisition of Company Capital Stock as a result of the exercise of Company Options or Warrants or the conversion of Preferred Stock.

SECTION 6.9 FIRPTA Certificate. At or prior to the Effective Time, the Company shall deliver to Parent a certificate prepared in accordance with Treasury Regulations Section 1.1445-2(c)(3) certifying that interests in the Company are not U.S. real property interests.

SECTION 6.10 Section 280G Waiver Agreement and Shareholder Approval.

(a) To the extent that (i) any current or former officer, employee or service provider of the Company would be entitled to any payment or benefit as a result of the transactions contemplated by this Agreement and (ii) such payment or benefit would or could potentially constitute a “parachute payment” under Section 280G of the Code, prior to the Closing:

(i) the Company shall use its commercially reasonable efforts to obtain a binding written waiver by such officer, employee or service provider (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds 2.99 times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Parachute Payments”) to the extent such excess is not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the “280G Shareholder Approval Requirements”); and

(ii) the Company shall use its commercially reasonable efforts to obtain a stockholder approval that satisfies the 280G Shareholder Approval Requirements in respect of the Excess Parachute Payments payable to all such officers, employees and service providers.

(b) Within twenty (20) days of the date hereof, the Company shall provide to Parent all information reasonably necessary to enable Parent to determine whether any Person would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement that would potentially constitute a “parachute payment” under Section 280G of the Code.

SECTION 6.11 Information Statement. Promptly after the execution of this Agreement, the Company, in consultation with Parent, shall prepare an Information Statement (the “Information Statement”) which (i) describes the principal terms of this Agreement, (ii) notifies the holders of Company Capital Stock of the approval of the Merger by the Board of Directors of the Company and the approval by written consent of holders of the requisite amount of Company Capital Stock in accordance with Section 228(e) of the DGCL, (iii) provides copies of Section 262 of Delaware Law and a description of the appraisal procedure to be followed and (iv) contains such other information as is required by applicable Law.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement before it is mailed to the holders of Company Capital Stock (other than the Principal Stockholders), and the Company shall not permit the Information Statement to be distributed without Parent’s prior written approval (such approval not to be unreasonably withheld or delayed); provided, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein.  The Company shall mail or cause to be mailed the Information Statement to the Stockholders (other than the Principal Stockholders) promptly upon completion thereof and receipt of Parent’s approval as set forth in the previous sentence.

SECTION 6.12 Notices and Consents. Upon Parent’s request, the Company shall use its commercially reasonable efforts to cooperate in good faith with Parent in connection with the giving of notices of the Merger and the transactions contemplated by this Agreement to any third parties, including via the Information Statement and pursuant to any Contracts to which the Company is a party. Parent and the Company shall use their respective commercially reasonable efforts and work together to obtain any third party consents, waivers or novations required pursuant to the terms of any Contracts that are necessary or appropriate, in Parent’s reasonable discretion, to operate the Surviving Corporation after the Effective Time; provided, that the Company shall not distribute any correspondence relating to such consents, waivers or novations to any such third parties without Parent’s prior written approval (such approval not to be unreasonably withheld or delayed). Except as set forth in Section 6.12 of the Company Disclosure Schedule, Parent shall be responsible for the legal and other administrative fees and expenses of the counterparties to such contracts, if any, that are required to be paid in connection with the granting of such consents.

ARTICLE VII.
CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of the Company . The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V (disregarding all qualifications set forth therein relating to materiality or material adverse effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects; and (iii) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.1(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Stockholder Approval. The Company shall have obtained the Required Company Stockholder Approval.

(e) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.  (i) The representations and warranties of the Company set forth in Article IV (disregarding all qualifications set forth therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, notwithstanding the foregoing, each of the Fundamental Representations shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date (except for any such representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date); (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) Material Adverse Effect. Since the date hereof, there shall not have been any change, effect, event, occurrence, state of facts or development that, individually or together with one or more changes, effects, events, occurrences, state of facts or developments that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(e) Stockholder Approval. The Company shall have obtained the Required Company Stockholder Approval.

(f) Escrow Agreement. The Equityholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g) Additional Closing Deliverables. Parent shall have received (i) a true and correct copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Merger and all other transactions contemplated thereby and (ii) a long-form good standing certificate for the Company dated a date reasonably prior to the Closing from the Secretary of State of the State of Delaware.

(h) La Jolla Manufacturing Facility. There shall not have occurred and be continuing any damage to or destruction of, or disruption of production at, the La Jolla Manufacturing Facility that has had, or would reasonably be expected have, a material adverse effect on the business, assets, Liabilities, operations, financial condition or results of operations of the Company.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)By mutual written consent of the Company and Parent at any time prior to the Closing.

(b) By either the Company or Parent, by written notice to the other Party if the Closing has not occurred on or before November 17, 2011 (the “Outside Date”), other than as a result of a breach of a representation, warranty, covenant or agreement of the terminating Party; provided, that the right to terminate pursuant to this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c) By either the Company or Parent, by written notice to the other Party if any Governmental Authority shall have issued a final Governmental Order or taken any other final Action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Governmental Order or other Action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its commercially reasonable efforts to prevent the entry of and to remove such Governmental Order or final Action.

(d) Prior to the Closing, by written notice to the Company from Parent if there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company shall be untrue in any material respect, in either case, such that the condition specified in Section 7.2(a) hereof would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of thirty (30) days after receipt of notice of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period.

(e) Prior to the Closing, by written notice to Parent from the Company if there is any material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if a representation or warranty of Parent or Merger Sub shall be untrue in any material respect, in either case, such that the condition specified in Section 7.1(a) hereof would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of thirty (30) days after receipt of notice of such breach, but only as long as Parent continues to exercise such commercially reasonable efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period.

SECTION 8.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party hereto or its respective Affiliates, officers, directors or equityholders, other than Liability of the Company, Parent or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination.  Notwithstanding the foregoing, the Confidentiality Agreement and the provisions of Sections 6.3 and this Section 8.2 hereof shall survive any termination of this Agreement.

ARTICLE IX.
SURVIVAL; INDEMNIFICATION

SECTION 9.1 Survival. The representations, warranties, pre-Closing covenants and pre-Closing agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered by any of the Parties pursuant hereto or in connection herewith shall survive the Closing until March 31, 2012 (the “Escrow Termination Date”). The post- Closing covenants and post-Closing agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered by any of the Parties pursuant hereto or in connection herewith shall survive the Closing until the date specified in such covenants or agreements, or if no such date is so specified, until they are performed. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to Parent (if indemnity is being sought against Parent) or the Equityholders’ Representative (if indemnity is being sought against the Equityholders), as applicable, prior to such time.

SECTION 9.2  Indemnification.

(a) Effective at and after the Effective Time, the Equityholders, severally and not jointly, hereby indemnify Parent, its Affiliates and their respective successors and assignees and, effective as of the Effective Time, without duplication, the Company and its successors and assignees (collectively, the “Parent Indemnified Parties”) against and agree to hold each of them harmless from any and all Damages incurred or suffered by Parent or any other Parent Indemnified Party arising out of (i) any misrepresentation or breach of warranty (determined, except with respect to Section 4.6, Section 4.7, Section 4.8(a) and Section 4.9(a), without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) of the Company (each such misrepresentation and breach of warranty a “Warranty Breach”), (ii) any breach of covenant or agreement made or to be performed by the Company or the Equityholders’ Representative pursuant to this Agreement, (iii) any claim by any current or former holder of any security of the Company, in its capacity as such, challenging this Agreement, the Merger or the other transactions contemplated hereby, including, any claims made by Dissenting Stockholders during the twenty (20) day period within which Dissenting Stockholders seeking to assert appraisal rights must make a written demand for appraisal pursuant to Section 262(d) of the DGCL, (iv) any Company Transaction Expenses to the extent not paid by the Company at or prior to the Closing and not included in the calculation of Closing Date Cash, Closing Date Indebtedness or Working Capital, (v) any Pro-Rata Bonuses in excess of the amount included in the calculation of Working Capital and (vi) any Management Retention Bonuses to the extent not paid by the Company at or prior to the Closing and not included in the calculation of Closing Date Cash, Closing Date Indebtedness or Working Capital; provided, that (A) with respect to indemnification for Warranty Breaches, the Equityholders shall not be liable unless (x) the amount of Damages with respect to such Warranty Breach arising from a single claim (or series of related claims) exceeds twenty-five thousand dollars ($25,000) and (y) the aggregate amount of Damages with respect to such Warranty Breaches exceeds five million six hundred and twenty five thousand dollars ($5,625,000) (the “Threshold”) and then for the full amount of such Damages and (B) the Equityholders’ aggregate maximum liability pursuant to this Section 9.2(a) shall not exceed the then-remaining General Escrow Amount.

(b) Effective at and after the Effective Time, Parent hereby indemnifies the Equityholders, their Affiliates and their respective successors and assignees (collectively, the “Equityholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Equityholder Indemnified Party arising out of (i) any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or material adverse effect or any similar qualification or standard) of Parent or Merger Sub (each such misrepresentation and breach of warranty a “Parent Warranty Breach”) or (ii) any breach of covenant or agreement made or to be performed by Parent or Merger Sub pursuant to this Agreement; provided, that (A) with respect to indemnification for Parent Warranty Breaches pursuant to this Section 9.2(b), Parent shall not be liable unless the aggregate amount of Damages with respect to such Parent Warranty Breaches exceeds the Threshold and then for the full amount of such Damages and (B) Parent’s maximum liability shall not exceed thirty-seven million and five hundred thousand dollars ($37,500,000); and provided further, that the Equityholder Indemnified Parties can only execute any claim pursuant to this Section 9.2(b) against Parent through the Equityholders’ Representative.

SECTION 9.3  Limitations.

(a) The indemnification obligations under Section 9.2 shall be subject to each of the following limitations:

(i) there shall be no obligation on the part of the Equityholders to indemnify the Parent Indemnified Parties under Section 9 .2(a) to the extent that any claim for indemnification relates to an amount otherwise taken into account in determining the Working Capital, Closing Date Cash and Closing Date Indebtedness;

(ii) the Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recovered from third parties, including insurance proceeds, in each case net of the reasonable third party out-of- pocket costs and expenses associated with such recoveries, and taking into account any tax benefit and/or tax detriment actually realized or incurred by the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Damages to be indemnified hereunder). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment;

(iii) there shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date; and

(iv) all indemnification payments under Section 9.2(a) shall be made exclusively by payments from the General Escrow Account and, upon the depletion of the General Escrow Account, there shall be no further recoveries by the Parent Indemnified Parties whatsoever.

(b) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) PARENT AND THE EQUITYHOLDERS ON BEHALF OF EACH OF THEIR RESPECTIVE INDEMNIFIED PARTIES WAIVE ANY RIGHT TO RECOVER INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS, UNLESS (X) SUCH INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS, ARE REASONABLY FORESEEABLE OR THE PROXIMATE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER OR (Y) SUCH INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER KIND OF SPECIAL DAMAGES ARE AWARDED TO A PERSON IN AN INDEMNIFIABLE THIRD PARTY CLAIM.

SECTION 9.4 Limitation on Set-off.  Neither Parent nor Merger Sub shall have any right to set-off any unresolved indemnification claim pursuant to this Article IX against any payment due pursuant to Article II or III.

SECTION 9.5 Mitigation. The Indemnified Parties and the Indemnifying Parties shall use their respective commercially reasonable efforts to mitigate any Damages.

SECTION 9.6  Third Party Claim Procedures.

(a) The Party seeking indemnification under Section 9.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (or the

Equityholders’ Representative (with a copy to the Escrow Agent) in the case of an indemnification claim pursuant to Section 9.2(a) against the Equityholders) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.6, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that, if the facts as alleged by the claimant in the Third Party Claim are true, it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article IX and (ii) must furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of one counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 9.6(b)(i) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 9.3(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, Action, indictment or allegation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (v) the Indemnifying Party (or the Equityholders’ Representative on behalf of the Equityholders) has failed or is failing to prosecute or defend vigorously the Third Party Claim or (vi) in the case of a Parent Indemnified Party as the Indemnified Party, if the amount of the Third Party Claim, if determined in favor of the claimant, would reasonably result in Damages, together with all other claims for indemnification hereunder, that would exceed the remaining amount of the General Escrow Amount. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.6, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided, that in such event the Indemnifying Party shall pay the fees and expenses of one such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying

Party and the Indemnified Party by the same counsel would, in the good faith judgment of the Indemnified Party, create a conflict of interest.

(f) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

SECTION 9.7 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.11.

SECTION 9.8 Treatment of Indemnification Payments. The Parties agree that any indemnity payments pursuant to this Article IX shall be deemed to be an adjustment to the Total Cash Equity Price to the extent permitted by applicable Law.

SECTION 9.9 Exclusive Remedy. From and after the Effective Time, except for the Consent Agreement, the Letter of Transmittal and the Escrow Agreement and in the case of fraud, Section 2.7 , Section 3.2 and this Article IX shall constitute the sole and exclusive remedy of the Parties and the other Indemnified Parties in connection with all matters in connection with this Agreement, the Merger and the other transactions contemplated hereby (whether based on contract, tort, strict liability, other Laws or otherwise).

ARTICLE X.
GENERAL PROVISIONS

SECTION 10.1 Equityholders’ Representative.

(a) Appointment. By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted and appointed Canaan VII L.P. (and by execution of this Agreement it hereby accepts such appointment) as agent and attorney-in-fact (“Equityholders’ Representative”) for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Equityholder with respect to Section 2.7, Article III, Article IX, Article X, and the Escrow Agreement and the taking by the Equityholders’ Representative of any and all actions, including litigating, defending or enforcing any actions, delivering or signing any certificates, notice, consent or instrument required or permitted to be made or delivered under this Agreement or for the enforcement of any rights the Equityholders have against Parent or the Surviving Corporation, hiring or retaining, at the sole expense of the Equityholders, such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder and the making of any decisions required or permitted to be taken by the Equityholders’ Representative under this

Agreement and the Escrow Agreement (it being understood that the Equityholders’ Representative shall have no right to pursue any claim on behalf of any Company Indemnified Party in respect of the rights granted to Company Indemnified Parties under Section 6.5). The power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder. Such agency may be changed by, (x) prior to the Effective Time, the affirmative vote or consent of the holders of a majority of the shares of the outstanding Company Capital Stock (excluding the Series C -1 Preferred Stock) voting or consenting, as the case may be, on an as-converted to Common Stock basis and (y) after the Effective Time, the holders of a majority in interest of the General Escrow Account from time to time until all obligations under this Agreement have been discharged (including within twenty (20) Business Days in the event of the death, disability or other incapacity of an Equityholders’ Representative that is an individual), and any such successor shall succeed the Equityholders’ Representative as Equityholders’ Representative hereunder. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall receive no compensation for its services.

(b) Limitation on Liability.  The Equityholders’ Representative shall not be liable to any Person for any act of the Equityholders’ Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent any Liability or Damage is actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Equityholders’ Representative.  The Equityholders’ Representative shall not be liable for, and may seek indemnification from the Equityholders for, any Liability or Damage incurred by the Equityholders’ Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent that any such Liability or Damage is the proximate result of the gross negligence or bad faith of the Equityholders’ Representative. The Equityholders’ Representative Escrow Account shall be available to indemnify and hold the Equityholders’ Representative harmless against any Liability or Damage incurred by the Equityholders’ Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent that any such Liability or Damage is the proximate result of the gross negligence or bad faith of the Equityholders’ Representative.  The Equityholders’ Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Equityholders’ Representative in connection with actions taken by the Equityholders’ Representative pursuant to the terms of Section 2.7, Article III, Article IX, Article X or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Equityholders’ Representative Escrow Account.

(c) Access. From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Equityholders’ Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for the purposes of performing its duties and exercising its rights under this Agreement; provided, that the Equityholders’ Representative shall treat confidentially any nonpublic information about the Surviving Corporation (except in connection with the performance by the Equityholders’ Representative of its duties or the exercise of its rights under this Agreement).

(d) Actions of the Equityholders’ Representative. From and after the Effective Time, a decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each Equityholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Equityholders’

Representative as being the decision, act, consent or instruction of each Equityholder. Parent is hereby relieved from any Liability to any Person for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative.

(e) Representations and Warranties. The Equityholders’ Representative, solely in its capacity as the representative of the Equityholders, represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(i) the Equityholders’ Representative is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited partnership power and authority and all material Permits required to carry on its business in all material respects as currently conducted;

(ii) the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder, have been duly authorized by all necessary limited partnership action on the part of the Equityholders’ Representative;

(iii) this Agreement has been duly executed and delivered by the Equityholders’ Representative and, assuming due authorization, execution and delivery by the other Parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Equityholders’ Representative, enforceable against the Equityholders’ Representative in accordance with its terms, except as enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, or moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (B) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relieve and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law); and

(iv) the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder and under the Escrow Agreement do not and will not (A) conflict with or result in a violation of the organizational documents of the Equityholders’ Representative, (B) violate any Law applicable to the Equityholders’ Representative or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Equityholders’ Representative.

SECTION 10.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the respective Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.3, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

(a)	if to the Company (prior to the Closing), to: Advanced BioHealing, Inc.
36 Church Lane
Westport, Connecticut 06880
Facsimile: (203) 557-0739
Attention: Luke Albrecht

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY
Facsimile:	(212) 751-4864
Attention:	Charles Ruck David Kurzweil

(b)	if to Parent, Merger Sub, Buyer Parent or, if after the Closing, to the Surviving Corporation, to:

Shire Pharmaceuticals Inc.
725 Chesterbrook Blvd.
Wayne, PA 19087
Facsimile: (484) 595-8674
Attention: Ellen Rosenberg

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Facsimile: (212) 701-5800
Attention: John K. Knight

(c)	if to the Equityholders’ Representative, to: Canaan VII L.P.
285 Riverside Avenue
Suite 250
Westport, CT 06880
Facsimile: (203) 854-9117
Attention: Stephen Bloch, MD

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY
Facsimile: (212) 751-4864
Attention:  Charles Ruck
David Kurzweil

SECTION 10.4 Public Announcements. Unless otherwise required by applicable Law, any listing agreement with any U.S. or U.K. securities exchange or share market, or any listing authority including the U.K. Listing Authority, no Party to this Agreement shall make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other Parties to this Agreement; provided, that if any such announcement or communication is so required, the Parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 10.5 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified; and (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP.

SECTION 10.6 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 10.7 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement of the Parties to this Agreement with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other Parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns.

SECTION 10.9 No Third-Party Beneficiaries. Except for Article II, Article III and Section 6.5, this Agreement is for the sole benefit of the Parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the Parties to this Agreement. Any failure of the Parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the Parties to this Agreement may otherwise have at Law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.10.

SECTION 10.11   Governing Law; Consent to Jurisdiction.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Each of the Parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this

Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts; (ii) agrees that any claim in respect of any such Action may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court.  Each of the Parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.3.  Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(b) Buyer Parent hereby irrevocably designates, appoints, authorizes and empowers as agent for service of process, Parent, to accept, for and on behalf of Buyer Parent, service of any and all process, notices or other documents that may be served in any Action relating hereto in any Delaware State or Federal court sitting in the State of Delaware.

SECTION 10.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CLAIM OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Equitable Remedies. Each of the Parties to this Agreement acknowledges and agrees that the other Parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties to this Agreement hereby agrees that the other Parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by any other Party under this Agreement, and each Party to this Agreement hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties to this Agreement have an adequate remedy at Law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.13 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Parties to this Agreement may elect to pursue.

SECTION 10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” format data file signature page were an original thereof.

SECTION 10.15 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

SECTION 10.16 Legal Representation. It is acknowledged by each of the parties hereto that the Company, the Equityholders’ Representative and the Principal Stockholders (and their respective Affiliates) have retained Latham & Watkins LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Parent, Merger Sub and the Surviving Corporation hereby agree that, in the event that a dispute arises between Parent, Merger Sub, the Company or any of their respective Affiliates and the Equityholders’ Representative, the Principal Stockholders or any of their respective Affiliates, Sellers’ Counsel may represent the Equityholders’ Representative, the Principal Stockholders or any of their respective Affiliates in such dispute even though the interests of the Equityholders’ Representative, the Principal Stockholders or any of their respective Affiliates may be directly adverse to Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates and even though Sellers’ Counsel may have represented the Company in a matter substantially related to such dispute, and Parent, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Each of Parent, Merger Sub and the Company further agrees that, as to all pre-Closing communications among Sellers’ Counsel, the Company and any stockholder of the Company that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Equityholders’ Representative, the Principal Stockholders and their respective Affiliates, as applicable, and may be controlled by the Equityholders’ Representative, the Principal Stockholders and their respective Affiliates and shall not pass to or be claimed by Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates; provided, however, that the foregoing sentence will not be applicable with respect to disputes or claims arising under Article IX of the Merger Agreement. Parent, Merger Sub and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 10.16.

SECTION 10.17 Buyer Parent Guarantee. In consideration of, and as an inducement to the Company and the Equityholders’ Representative entering into this Agreement and performing their obligations hereunder, Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees to the Company and the Equityholders’ Representative the full performance and payment by Parent and Merger Sub of the covenants, obligations, monetary or otherwise, and undertakings of Parent and Merger Sub pursuant to or otherwise in connection with this Agreement (the “Buyer Guaranteed Obligations”). Upon breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of Parent or Merger Sub, the Company or the Equityholders’

Representative shall give written notice of such breach or failure to Buyer Parent, which notice shall specify in reasonable detail the nature and basis of such breach or failure, and Buyer Parent shall have three (3) Business Days from the date such notice is given to Buyer Parent to cause Parent or Merger Sub to perform its obligations with respect to such breach or failure; provided, that if such obligations are not satisfied within such three (3) Business Day period, the Company and the Equityholders’ Representative shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have under this Agreement arising out of any such breach or nonperformance directly against any or all of Parent, Merger Sub and Buyer Parent in the first instance. In this respect, for the avoidance of doubt, Buyer Parent confirms that it is bound by the provisions of Section 10.3, Section 10.5, Section 10.6, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.11, Section 10.12, Section 10.13 and Section 10.14 as if it were a “Party” therein. This guarantee is a guarantee of performance and not exclusively of collection. Without limiting any rights or defenses that would be available to Buyer Parent if it were a direct obligor hereunder or any rights or defenses that Buyer Parent, Parent or Merger Sub has hereunder, (x) to the fullest extent permitted by Law, Buyer Parent hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Company or the Equityholders’ Representative and (y) except for the second sentence of this Section 10.17, Buyer Parent waives promptness, diligence, notice of the acceptance of this guaranty and of the Buyer Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Buyer Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer Parent, and all suretyship defenses generally. Buyer Parent’s obligations under this Section 10.17 shall terminate upon the satisfaction by Parent and Merger Sub of their obligations hereunder. Buyer Parent acknowledges that it will receive substantial direct and indirect benefits in connection with this Agreement and that the waivers set forth in this Section 10.17 are knowingly made in contemplation of such benefits.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, solely for the purposes of Section 2.7 and Articles III,  IX and X, the Equityholders’ Representative and, solely for the purposes of Section 10.17, Buyer Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SHIRE PHARMACEUTICALS INC., a Delaware corporation

/s/ Michael Cola
Name:	Michael Cola
Title:	President

ABH MERGER SUB INC., a Delaware corporation

/s/ Michael Cola
Name:	Michael Cola
Title:	Vice President

ADVANCED BIOHEALING, INC., a Delaware corporation

/s/ Luke J. Albrecht
Name:	Luke J. Albrecht
Title:	Corporate Secretary

Canaan VII L.P., as Equityholders’ Representative
(solely for the purposes of Section 2.7, and Articles III, IX and X),

Canaan VII L.P.
Name:	By: Canaan Partners VII LLC
Title:	By: /s/ Guy M. Russo Member/Manager

SHIRE PLC as Buyer Parent
(solely for the purposes of Section 10.17),

/s/ Angus Russell
Name:	Angus Russell
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger